UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.      )

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Electro Scientific Industries, Inc.

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Notice of Annual Meeting of Shareholders

To the Shareholders of Electro Scientific Industries, Inc.:
The Annual Meeting of Shareholders of Electro Scientific Industries, Inc. (ESI) will be held at ESI’s offices, 13900 NW Science Park Drive, Portland, Oregon, on Thursday, August 10, 2017 at 2:30 p.m. Pacific Daylight Time, for the following purposes:

1.
To elect the six directors named in the proxy statement for a term of one year. Frederick A. Ball, Michael Burger, Laurence E. Cramer, Raymond A. Link, John Medica and Richard H. Wills are nominees for election for a one-year term.

2.	To approve, on an advisory basis, the compensation of our named executive officers.

3.	To recommend, on an advisory basis, the frequency of executive compensation votes.

4.	To ratify the Audit Committee’s selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending March 31, 2018.

5.	To approve an amendment to the 1990 Employee Stock Purchase Plan to increase the number of authorized shares under the plan by 1,000,000 shares.

6.	To transact any other business that properly comes before the meeting.
Only shareholders of record at the close of business on June 1, 2017 will be entitled to vote at the 2017 Annual Meeting.
Your vote is very important. Whether or not you expect to attend in person, we urge you to vote your shares at your earliest convenience. Promptly voting your shares by phone, via the internet, or by signing, dating, and returning the enclosed proxy card will ensure the presence of a quorum at the meeting. An addressed envelope for which no postage is required if mailed in the United States is enclosed if you wish to vote by mail. Submitting your proxy now will not prevent you from voting your shares at the meeting if you desire to do so, as your proxy is revocable at your option. Retention of the proxy is not necessary for admission to or identification at the meeting.
IMPORTANT NOTICE REGARDING THE INTERNET AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON THURSDAY, AUGUST 10, 2017: This proxy statement and the Company’s 2017 Annual Report to Shareholders are also available at http://investors.esi.com/proxy.cfm.
By Order of the Board of Directors

Paul Oldham
Vice President of Administration, Chief
Financial Officer and Corporate Secretary
Portland, Oregon
July 10, 2017

ELECTRO SCIENTIFIC INDUSTRIES, INC.
PROXY STATEMENT
The mailing address of the principal executive offices of the Company is 13900 NW Science Park Drive, Portland, Oregon 97229-5497. The approximate date this proxy statement and the accompanying proxy forms are first being mailed to shareholders is July 10, 2017.
SOLICITATION AND REVOCABILITY OF PROXY
The enclosed proxy is solicited on behalf of the Board of Directors (the "Board") of Electro Scientific Industries, Inc., an Oregon corporation, for use at the Annual Meeting of Shareholders to be held on August 10, 2017 (the "2017 Annual Meeting"). The Company will bear the cost of preparing and mailing the proxy, proxy statement and any other material furnished to the shareholders by the Company in connection with the 2017 Annual Meeting. Proxies will be solicited by use of the mail and the internet, and officers and employees of the Company may, without additional compensation, also solicit proxies by telephone, fax or personal contact. Copies of solicitation materials will be furnished to fiduciaries, custodians and brokerage houses for forwarding to beneficial owners of the stock held in their names.
Any person giving a proxy in the form accompanying this proxy statement has the power to revoke it at any time before its exercise. The proxy may be revoked by filing an instrument of revocation or a duly executed proxy bearing a later date with the Corporate Secretary of the Company. The proxy may also be revoked by affirmatively electing to vote in person while in attendance at the meeting. However, a shareholder who attends the meeting need not revoke the proxy and vote in person unless he or she wishes to do so. All valid, un-revoked proxies will be voted at the 2017 Annual Meeting in accordance with the instructions given.
Common Stock is the only outstanding authorized voting security of the Company. The record date for determining holders of Common Stock entitled to vote at the 2017 Annual Meeting is June 1, 2017. On that date there were 33,103,704 shares of Common Stock outstanding, entitled to one vote per share. The Common Stock does not have cumulative voting rights.
NOTE ABOUT FORWARD-LOOKING STATEMENTS
The statements contained in this proxy statement that are not statements of historical fact, including without limitation statements containing the words “believes”, “expects”, “projects”, “anticipates,” “plan,” “continue,” “will,” “may” and similar words, constitute forward-looking statements that are subject to a number of risks and uncertainties. Forward looking statements include any statements regarding anticipated operating results and expense reduction. From time to time, we may make other forward-looking statements. Investors are cautioned that such forward-looking statements involve estimates, assumptions, risks, and uncertainties and are subject to an inherent risk that actual results may differ materially. A detailed discussion of risks and uncertainties that could cause actual results and events to differ materially from such forward-looking statements is included in the section titled “Risk Factors” in our Forms 10-K and 10-Q. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.
PROPOSAL 1: ELECTION OF DIRECTORS

A Board of six directors will be elected at the 2017 Annual Meeting. The directors are elected at each annual meeting to serve until the next annual meeting or until their successors are elected and qualified. Frederick A. Ball, Michael Burger, Laurence E. Cramer, Raymond A. Link, John Medica and Richard H. Wills are nominees for re-election for a one-year term. These nominees are recommended by the Corporate Governance and Nominating Committee. Under Oregon law, if a quorum of shareholders is present at the 2017 Annual Meeting, the directors elected will be the six nominees for election as directors who receive the greatest number of votes cast at the meeting. Abstentions and broker non-votes will have no effect on the results of the vote. Unless otherwise instructed, proxy holders will vote the proxies they receive for Messrs. Ball, Burger, Cramer, Link, Medica and Wills. If any of the nominees for election as director at the 2017 Annual Meeting becomes unavailable for election for any reason (none being known at this time), the proxy holders will have discretionary authority to vote pursuant to the proxy for a substitute or substitutes. Proxies may not be voted for a greater number of persons than the number of nominees named below.
The term of Edward C. Grady expires at the 2017 Annual Meeting. Pursuant to retirement policy in the Company’s Corporate Governance Guidelines, Mr. Grady, age 70, will conclude his service as a director of the Company as of the 2017 Annual Meeting. Robert R. Walker retired from the Board in August of 2016.

The following table briefly describes the Company’s nominees for directors:

Name, Age, Principal Occupation, and Other Directorships	Director Since
Nominees
Frederick A. Ball, 55, served as Executive Vice President and Chief Administrative Officer of Marketo Inc., a leading marketing automation company from February 2016 through August 2016. Prior to that Mr. Ball served as the Senior Vice President and Chief Financial Officer from May 2011 to March 2016. Prior to joining Marketo, Mr. Ball was the Chief Financial Officer for a number of public and private technology companies including Webfoot Software, Inc., BigBand Networks, Inc., and Borland Software Corporation. Mr. Ball also served as Vice President, Mergers and Acquisitions for KLA-Tencor Corporation, a manufacturer of semiconductor equipment, and prior to that as its Vice President of Finance. Mr. Ball was with PricewaterhouseCoopers LLC for over 10 years. Mr. Ball is a director at Advanced Energy Industries, Inc. and is chair of its audit committee and a member of its nominating and governance committee. Mr. Ball is also on the Board of Directors of two private companies; Sendgrid, where he is also the chair of its audit committee, and Engagio.

Mr. Ball brings to the Board important financial management experience and financial expertise, having served as Chief Financial Officer of several high-technology companies. He also brings significant experience with mergers and acquisitions within the semiconductor equipment industry as well as experience as a result of serving on the board of directors of another public company.
2003
Michael D. Burger, 59, was appointed President and CEO of ESI on October 3, 2016. Prior to joining ESI, Mr. Burger was President and Chief Executive Officer of Cascade Microtech since 2010. Prior to joining Cascade Microtech, Mr. Burger served as the President and Chief Executive Officer of Merix Corporation, a printed circuit board manufacturer, from April 2007 to February 2010, and as a member of the Board of Directors of ViaSystems after it acquired Merix. From November 2004 until joining Merix, Mr. Burger served as President of the Components Business of Flextronics Corporation. From 1999 to November 2004, Mr. Burger was employed by ZiLOG, Inc., a supplier of devices for embedded control and communications applications. From May 2002 until November 2004, Mr. Burger served as ZiLOG's President and a member of its board of directors. Mr. Burger holds a B.S. degree in Electrical Engineering from New Mexico State University and a certificate from the Stanford University International Executive Management Program.

Mr. Burger brings to the Board his prior experience with other electronics manufacturers, including former service as a chief executive officer and director.
2016
Laurence E. Cramer, 66, was with Continuum Electro-Optics, a manufacturer of high energy laser systems for medical, industrial and scientific research, until August 2015 where he held the positions of Vice President of R&D, Vice President / General Manager and President. Prior to that, he was President of Laser Diode Inc., a manufacturer of GaAs laser diodes for military and telecom applications. Prior to that he spent 15 years at Spectra-Physics in a range of management roles including, Manager of Marketing and Sales, Strategic Product Group Manger, and President of Spectra-Physics Laser diode systems, developer of advanced diode pumped solid state laser systems. He was a Board Member and past President of the Laser Institute of America, and was a member of the U.S. Department of Commerce Technical Advisory Committee in Electronics from 1988 to 1994. He holds a BA degree in Chemistry and Physics from DePauw University, a PhD in Chemistry from Northwestern University and a Masters Certificate in Six Sigma from Villanova University.

Mr. Cramer brings to the Board significant expertise in lasers and laser development.
2015
Raymond A. Link, 63, served as Executive Vice President and Chief Financial Officer of FEI Company, a leading supplier of scientific and analytical instruments for nanoscale imaging from July 2005 to April 2015.  He remained with FEI to assist with transitioning this role to his successor until November 2015. Prior to this, Mr. Link served as Vice President and Chief Financial Officer of TriQuint Semiconductor, Inc. from July 2001 to July 2005. He is also on the Board of Directors of nLight Inc., a private company and FormFactor Inc., a manufacturer of probe cards and electrical test and measurement equipment for the semiconductor industry.  Mr. Link received a B.S. degree from the State University of New York at Buffalo and an M.B.A. from the Wharton School at the University of Pennsylvania. He is a licensed Certified Public Accountant and a Fellow with the National Association of Corporate Directors.

Mr. Link brings to the Board important financial management experience and expertise, as well as operations experience with another high-technology public company.
2015

Name, Age, Principal Occupation, and Other Directorships	Director Since
Nominees (continued)
John Medica, 58, served from 2007 until 2015 as Vice Chairman and Corporate Adviser of Compal Group, a leading global electronics Original Design Manufacturer (ODM) based in Taiwan with annual revenues in excess of $25 billion. Mr. Medica also served as a member of the Board of Directors of National Instruments from June 2008 through May 2014 and is a Trustee at Wake Forest University. He retired as a Senior Vice President and co-leader of the Product Development organization at Dell Inc. in April 2007 after fourteen years of service and, prior to joining Dell, he served ten years at Apple Inc. in a variety of product development and operations-related executive roles. He also has served as a Board Member or Advisor of two start-up/private technology companies, Artificial Solutions, Aviacomm, Cloverleaf Media and Packsize over the past two years.

Mr. Medica brings to the Board significant expertise in the electronics consumer products industries and Asian electronics manufacturing, as well as experience serving on the boards of other public companies.
2015
Richard H. Wills, 62, (Chairman), was President and CEO of Tektronix, Inc., a test, measurement, and monitoring company, from 2000 until 2008, and its Chairman from 2001 through 2008. He joined Tektronix in 1979 and served in a range of marketing, product development and management roles, including President of the Measurement Business and President of Regional Operations for both Europe and the Americas. He holds a master's degree in business administration from the University of Oregon and a bachelor's degree in computer systems from Linfield College. Mr. Wills was a director of FEI Company until the company was acquired in 2016 and was Chairman of the Board of General Fusion, a private energy company in Vancouver, Canada until his retirement from the Board in March of 2017. Mr. Wills was appointed as a director by the Board of Directors in August 2014 and has served as the Chairman of the Board of Directors since February 2015.

Mr. Wills brings to the Board expertise in strategic planning, corporate governance, marketing and technology, as well as experience serving on the board of another public company.
2014
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE ELECTION OF THE NOMINEES NAMED IN THIS PROXY STATEMENT

CORPORATE GOVERNANCE GUIDELINES AND INDEPENDENCE
The Company’s Board of Directors has approved and adopted the Corporate Governance Guidelines and Corporate Governance and Nominating Committee Charter that are on the Company’s website at http://investors.esi.com/governance.cfm. Under the Company’s Corporate Governance Guidelines, which reflect the current standards for “independence” under the NASDAQ Stock Market listing standards and the Securities and Exchange Commission rules, two-thirds of the members of the Board of Directors must be independent as determined by the Board of Directors. The Board of Directors has made the following determinations with respect to each director’s independence for each director that served during the year:

Director	Status (1)
Frederick A. Ball	Independent
Michael D. Burger	Not Independent (2)
Laurence E. Cramer	Independent
Edward C. Grady	Not Independent (2)
Raymond A. Link	Independent
John Medica	Independent
Robert R. Walker	Independent
Richard H. Wills	Independent

(1)	The Board’s determination that a director is independent was made on the basis of the standards set forth in the Corporate Governance Guidelines.

(2)
Mr. Grady was President and Chief Executive Officer (CEO) of ESI until he was succeeded by Mr. Burger on October 3, 2016. Therefore, neither are independent in accordance with the standards set forth in the Corporate Governance Guidelines.

The Company has also adopted a Code of Conduct and Business Practices applicable to the Company’s directors, officers, employees and agents of ESI and its subsidiaries and a Code of Ethics for Financial Managers. Copies of the Company’s Code of Conduct and Business Practices and Code of Ethics for Financial Managers are available on the Company’s website at http://investors.esi.com/governance.cfm.
BOARD LEADERSHIP STRUCTURE AND RISK OVERSIGHT
Board Leadership
In accordance with our Corporate Governance Guidelines, it is the practice of the Board of Directors to select a director as Chairman of the Board who qualifies as independent as defined in the Corporate Governance Guidelines. If the Chairman of the Board ceases to qualify as independent, the Board of Directors will designate an independent director to serve as Lead Director. The Company believes that this structure enhances the Board’s oversight of management, strengthens the Board’s ability to communicate its views to management, increases the Board’s independence and otherwise enhances our governance.
Risk Oversight
The Board as a whole is responsible for overseeing our risk management function and certain members of the Company’s senior management team are expressly authorized by the Board to be responsible for implementation of the Company’s day-to-day risk management processes. In connection with the Board’s annual strategic and financial plan review, senior management makes a multidisciplinary presentation to the Board on significant strategic, operational, financial, legal and compliance risks facing the Company. At the other three quarterly Board meetings, senior management provides an update to the Board on specific risk-related issues. Additionally, the Board reviews a comprehensive assessment of the Company's risk and associated mitigating factors and actions annually.

Additionally, the Board is actively involved in oversight of certain risk areas conducted primarily through committees of the Board, as described in the charters of each of the committees. The Compensation Committee is responsible for overseeing the management of the Company’s executive compensation plans and incentive arrangements and routinely reviews these programs and incentive programs for all employees to ensure that these programs do not present inappropriate risk and are aligned with shareholder interests. The Audit Committee oversees management of financial reporting, information technology, legal, the external audit relationship, functioning of internal controls and insurance related risks. This oversight includes meeting with management on at least a quarterly basis. As frequently as necessary, the Audit Committee Chair meets with senior management, the Company’s outside counsel and the Company’s independent auditors to discuss any hotline complaints, allegations of violations of the Code of Ethics and other ethical, legal or compliance matters. As applicable, which is generally on a quarterly basis, internal audit reports on the progress of the annual control testing to the Audit Committee and any related findings. Any significant findings are followed up on and corrected under the direction of the Audit Committee and the senior management team.
The Corporate Governance and Nominating Committee manages risks associated with the qualifications and independence of the Board of Directors and potential conflicts of interest. The Board satisfies their risk oversight responsibility through reports by each committee chair regarding the committee’s considerations and actions, as well as through regular reports directly from management responsible for oversight of particular risks within the Company.
MEETING ATTENDANCE
During fiscal 2017, the Board of Directors held eight meetings, and each member of the Board of Directors attended at least 75 percent of the aggregate number of the meetings of the Board of Directors and the committees of which he was a member. Directors are expected to attend shareholder meetings. All directors then in office attended the fiscal 2016 Annual Meeting of Shareholders.
BOARD COMPENSATION
Non-employee director compensation consists of a mix of cash and equity. The combination of cash and equity compensation is intended to provide incentives for non-employee directors to continue to serve on the Board of Directors, to align the interests of the Board of Directors and stockholders, and to attract new non-employee directors with outstanding qualifications. The Compensation Committee periodically reviews the non-employee director compensation program and makes recommendations to the Board of Directors as appropriate. The Committee has engaged Compensia, Inc., (“Compensia”) as its independent compensation consultant to provide advice with respect to non-employee director compensation matters.  During fiscal 2017, Compensia reviewed and recommended updates for the Company’s peer group and provided related advice with respect to director compensation.  Compensia also provided advice and information on material compensation trends to provide a general understanding of current compensation practices.
Directors who are not employees of the Company receive the following fees to the extent applicable to the individual directors: (a) an annual cash retainer of $75,000 for the service as the Chairman of the Board; (b) an annual cash retainer of $45,000 for non-Chairman Board service; and (c) an annual fee of $20,000, $15,000, and $10,000 for service as Chair of the Audit Committee, Compensation Committee, and Nominating & Governance Committee, respectively; and (d) an annual fee of $7,500, $5,000, and $4,000 for non-chairman service on the Audit Committee, Compensation Committee, and Nominating & Governance Committee, respectively. The Company also provides for reimbursement of costs for continuing education programs relating to the performance of duties as a director of a public company, subject to approval by the Chairman of the Board. Directors were reimbursed for reasonable expenses incurred in attending meetings.
Non-employee directors also receive equity grants of restricted stock units (RSUs) as a component of their total compensation.
On August 18, 2016, each non-employee director was granted 12,000 RSUs under the 2004 Stock Incentive Plan to vest 100% immediately prior to the 2017 Annual Meeting, provided, however, that if any director terminates service prior to such time, the award shall be prorated. For those directors only serving a partial term, the awards and cash retainers were prorated accordingly.

FISCAL YEAR 2017 DIRECTOR COMPENSATION
The following table shows compensation earned by the Company’s non-employee directors in fiscal 2017. Compensation for Mr. Burger and Mr. Grady is set forth in the Summary Compensation Table.

Name	Fees Earned or Paid in Cash ($) (1)		Stock Awards ($) (2)		All Other Compensation ($)	Total ($)
Frederick A. Ball	$62,802		$62,760	(3)	$—	$125,562
Laurence E. Cramer	$56,500		$62,760	(3)	$—	$119,260
Raymond A. Link	$68,054	(4)	$62,760	(3)	$—	$130,814
John Medica	$58,582		$62,760	(3)	$—	$121,342
Robert R. Walker(5)	$26,250	(4)	$—		$—	$26,250
Richard H. Wills	$80,000		$62,760	(3)	$—	$142,760

(1)	Reflects total cash compensation paid in fiscal 2017 and includes amounts deferred at the Director's election pursuant to the Company's deferred compensation plan.

(2)
Represents the full grant date fair value of the awards granted to each director in the fiscal year ended April 1, 2017, computed in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718 “Compensation – Stock Compensation” (ASC Topic 718). Awards are valued at the closing market price of the Company’s common stock on the grant date.

(3)
Comprises a grant of 12,000 RSUs on August 18, 2016, which vests on the August 9, 2017, the day prior to the 2017 Annual Meeting date. This grant represents the total number of unvested RSUs held by each non-employee director as of April 1, 2017.

(4)	Both Messrs. Link and Walker elected to defer cash compensation to the Company's deferred compensation plan during fiscal 2017.

(5)	Robert R. Walker retired from the board in August 2016 during the 2016 Annual Meeting.
Under the deferred compensation plan, directors can generally elect to defer a minimum of 10% and a maximum of 100% of the fees they receive from the Company for their service on the Board. Cash amounts credited to the deferred compensation plan will earn a rate of return based on investment funds selected by the participants from a prescribed menu of investment options. Generally, deferred amounts will be paid in a lump sum upon termination, except in the case of retirement, in which case the deferred amounts will be paid in a lump sum or in annual installments for up to ten years, as elected by the director. Directors may also defer payment of RSUs granted to them by the Company. Payment will be in shares of Company common stock under the same terms as cash amounts.
Our stock ownership guidelines require directors to own stock equal to or greater than 3x their annual retainer, and all directors met the stock ownership requirements as of June 1, 2017.
BOARD COMMITTEES
Audit Committee
The Company maintains an Audit Committee that consists of Raymond A. Link (Chairman), Frederick A. Ball, and Laurence E. Cramer. All of the members of the Audit Committee are “independent directors” in accordance with the NASDAQ Stock Market listing standards and pursuant to the criteria established in Section 10A(m) of the Securities Exchange Act of 1934, as amended. Each of Messrs. Link and Ball has financial reporting oversight experience, including serving as chief financial officer of a public company. The Board of Directors has determined that each of Messrs. Link, Ball and Cramer is an audit committee financial expert as defined in SEC rules. On a regular basis, the Audit Committee meets with management and with representatives of the Company's independent registered public accounting firm, Deloitte & Touche LLP, including meetings without the presence of management. The Audit Committee met nine times in fiscal 2017.
Compensation Committee
The Company maintains a Compensation Committee that currently consists of Frederick A. Ball (Chairman), Richard H. Wills and John Medica. All members of the Compensation Committee have been determined to be independent by the Board of Directors in accordance with the NASDAQ Stock Market listing standards and Securities and Exchange Commission rules. The Compensation Committee has been delegated authority to set officers’ compensation and to grant awards under the Company’s stock incentive plan. For additional information about the Compensation Committee, see “Compensation Discussion and Analysis”. The Compensation Committee met six times in fiscal 2017.

Corporate Governance and Nominating Committee
The Company maintains a Corporate Governance and Nominating Committee that currently consists of John Medica (Chairman), Laurence E. Cramer and Raymond A. Link. All members of the Corporate Governance and Nominating Committee have been determined to be independent by the Board of Directors in accordance with the NASDAQ Stock Market listing standards and Securities and Exchange Commission rules. The Corporate Governance and Nominating Committee assists the Board of Directors in fulfilling its oversight responsibilities related to seeking candidates for membership on the Board of Directors, assessing the corporate governance policies and processes of the Board of Directors and reviewing from time to time the policies of the Board of Directors related to director qualifications, compensation, tenure and retirement. The Corporate Governance and Nominating Committee met four times in fiscal 2017.
Shareholder Nominations
Shareholders may recommend individuals for consideration by the Corporate Governance and Nominating Committee to become nominees for election to the Board of Directors by submitting a written recommendation to the Corporate Governance and Nominating Committee c/o Chairman of the Corporate Governance and Nominating Committee, Electro Scientific Industries, Inc., 13900 NW Science Park Drive, Portland, Oregon 97229-5497. Communications should be sent by overnight or certified mail, return receipt requested. Submissions must include sufficient biographical information concerning the recommended individual, including age, five-year employment history with employer names and a description of the employer’s business, whether the individual can read and understand financial statements, and board memberships, if any, for the Corporate Governance and Nominating Committee to consider. The submission must be accompanied by a written consent of the individual to stand for election if nominated by the Board and to serve if elected by the shareholders. Recommendations received by January 31, 2018 will be considered for nomination for election at the 2018 Annual Meeting of Shareholders. Recommendations received after January 31, 2018 will be considered for nomination for election at the 2019 Annual Meeting of Shareholders. Following the identification of the director candidates, the Corporate Governance and Nominating Committee will meet to discuss and consider each candidate’s qualifications and shall determine by majority vote the candidate(s) whom the Corporate Governance and Nominating Committee believes would best serve the Company. In evaluating director candidates, the Corporate Governance and Nominating Committee will consider a variety of factors, including the composition of the Board as a whole, the characteristics (including independence, age, skills and experience) of each candidate, and the performance and continued tenure of incumbent Board members. The Committee believes that candidates for director should have certain minimum qualifications, including high ethical character, a reputation that enhances the image and reputation of the Company, being highly accomplished and a leader in his or her respective field, relevant expertise and experience, the ability to exercise sound business judgment and the ability to work with management collaboratively and constructively. The Committee also values diversity. In addition, the Committee believes that at least one member of the Board should meet the criteria for an “audit committee financial expert” as defined by Securities and Exchange Commission rules and that at least two-thirds of the members of the Board should meet the definition of independent under the NASDAQ Stock Market listing standards and Securities and Exchange Commission rules. The Committee also believes the Company’s Chief Executive Officer should participate as a member of the Board. A candidate recommended by a shareholder will be evaluated in the same manner as a candidate identified by the Committee.
COMMUNICATIONS WITH BOARD
Any shareholder who desires to communicate with the Board of Directors, individually or as a group, may do so by writing to the intended member or members of the Board of Directors, c/o Corporate Secretary, Electro Scientific Industries, Inc., 13900 NW Science Park Drive, Portland, Oregon 97229-5497. Communications should be sent by overnight or certified mail, return receipt requested. All communications will be compiled by the Secretary and submitted to the Board of Directors in a timely manner.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth information regarding the beneficial ownership of the Common Stock of the Company as of June 1, 2017 by (i) each person known to the Company to be the beneficial owner of more than 5% of the Company’s Common Stock, (ii) each of the Company’s current directors and nominees for director, (iii) each individual named in the Summary Compensation Table and (iv) all directors and executive officers of the Company on June 1, 2017 as a group. Applicable percentage of ownership is based on 33,103,704 shares of Common Stock outstanding as of June 1, 2017 together with applicable options (including stock appreciation rights) and RSUs held by such shareholders. Shares of Common Stock subject to options exercisable at June 1, 2017 or exercisable within 60 days after June 1, 2017 and shares of Common Stock underlying RSUs vested at June 1, 2017 or vesting within 60 days after June 1, 2017, are deemed outstanding for computing the percentage ownership of the person holding such options, but are not deemed outstanding for computing the percentage ownership of any other person.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)		Approximate Percent of Class
Frederick A. Ball	73,390	(2)	*
Laurence E. Cramer	6,000		*
Edward C. Grady	963,427	(3)	*
Raymond A. Link	27,000		*
John K. Medica	28,050		*
Richard H. Wills	49,107		*
Michael Burger	84,000		*
Paul Oldham	435,412	(4)	*
Robert DeBakker	172,744	(5)	*
Bing-Fai Wong	189,216	(6)	*
BlackRock Institutional Trust Company, N.A.	3,578,595	(7)	10.81%
400 Howard Street, San Francisco, CA 94105
Dimensional Fund Advisors LP	2,513,438	(7)	7.59%
Palisades West, Building One, 6300 Bee Cave Road, Austin, TX 78746
12 directors and executive officers (as of June 1, 2017) as a group	2,059,627	(8)	6.22%

*	Less than 5 percent.

(1)	Shares are held directly with sole investment and voting power unless otherwise indicated.

(2)	Includes 28,515 shares deferred under the Company’s deferred compensation plan.

(3)
Includes 436,853 shares subject to stock options and stock appreciation rights that were exercisable at or that would become exercisable within 60 days after June 1, 2017. In addition, includes 390,762 shares deferred under the Company’s deferred compensation plan.

(4)	Includes 295,750 shares subject to stock options and stock appreciation rights that were exercisable at or that would become exercisable within 60 days after June 1, 2017.

(5)	Includes 138,750 shares subject to stock options and stock appreciation rights that were exercisable at or that would become exercisable within 60 days after June 1, 2017.

(6)
Includes 105,000 shares subject to stock options and stock appreciation rights that were exercisable at or that would become exercisable within 60 days after June 1, 2017. In addition, includes 6,883 shares deferred under the Company’s deferred compensation plan.

(7)	Based on the institutional holding report provided by Nasdaq as of June 1, 2017, which reflects the most recent Schedule 13D, 13F or 13G (or amendments thereto) filed by such person with the SEC.

(8)	Includes shares held by John Williams and Steve Harris, who were named as executive officers after fiscal 2017 and before June 1, 2017.

EXECUTIVE OFFICERS
As of June 1, 2017, the executive officers of the Company were as shown in the below table. During fiscal 2017, Edward C. Grady, Robert DeBakker and Bing-Fai Wong were also executive officers, but they ceased to be the executive officers as of June 1, 2017. Steve Harris and John Williams became executive officers after the end of fiscal 2017.

Name	Age	Position
Michael Burger	59	President and Chief Executive Officer beginning October 2016
Paul Oldham	54	Senior VP of Administration, Chief Financial Officer and Corporate Secretary
Steve Harris	54	Vice President of Engineering
John Williams	48	Vice President of Marketing
See Mr. Burger's biography under “Election of Directors”.
Mr. Oldham joined the Company on January 7, 2008 as Vice President of Administration, Chief Financial Officer and Corporate Secretary. Mr. Oldham was promoted to Senior Vice President of Administration, Chief Financial Officer, and Corporate Secretary in the fourth quarter of fiscal 2016. Prior to joining ESI, Mr. Oldham was employed at Tektronix, Inc., a test, measurement, and monitoring company, since 1988, where he held several senior leadership positions including Vice President Finance and Corporate Controller, European Operations Controller, and most recently Vice President Treasurer and Investor Relations.
Mr. Harris joined the ESI team in February of 2017 as Vice President of Engineering. Mr. Harris brings over 30 years of engineering, engineering management and business management experience. Prior to joining ESI, Mr. Harris spent 7 years at Cascade Microtech where he served as Vice President of Engineering, and as VP & General Manager. Prior to joining Cascade Microtech, Mr. Harris worked 11 years at ESI where he held roles of Vice President Research, Development & Engineering and VP & General Manager Semiconductor Products division. Mr. Harris spent the first 13 years of his career at Tektronix in development engineering, program management, and engineering management roles. Mr. Harris holds a B.S. degree in Electrical Engineering from the University of Idaho and a certificate in General Management from Oregon Graduate Institute.
Mr. Williams joined the ESI team in February of 2017 as Vice President of Marketing. Mr. Williams brings over 20 years of experience in increasingly responsible roles involving marketing management and strategy. Prior to joining ESI, John was Vice President, Marketing for Thermo Fischer Scientific, previously FEI, where he had served for ten years—seven as Vice President, Corporate and Strategic Marketing. Prior to FEI, he spent five years as Director of Marketing at Brooks Automation. John had previously held Product Marketing Manager responsibilities at a number of technology-focused firms. He has a degree in Mechanical Engineering from Cal Poly - San Luis Obispo.
COMPENSATION DISCUSSION AND ANALYSIS
The Compensation Discussion and Analysis (CD&A) describes our executive compensation philosophy and how the Compensation Committee (the “Committee”) of the Board of Directors applies this philosophy in compensating our executive officers.

The Company's named executive officers for fiscal 2017 (the “NEOs”) were as follows:
Michael Burger Edward C. Grady Paul Oldham Robert DeBakker Bing-Fai Wong
President & Chief Executive Officer[1]
President & Chief Executive Officer[1]
Senior Vice President of Administration, Chief Financial Officer & Corporate Secretary
Senior Vice President of Worldwide Operations[2]
Vice President of Customer Operations[3]

1.	Michael Burger succeeded Edward C. Grady as President and Chief Executive Officer beginning October 3, 2016.

2.	Robert DeBakker ceased to be an executive officer of the Company in February 2017.

3.	Bing-Fai Wong ceased to be an executive officer of the Company in May 2017.

Executive Summary
Fiscal 2017 represented a pivotal year of positive change for Electro Scientific Industries, Inc. (“ESI” or the “Company”), including the completion of an anticipated CEO transition, as the Company continued the transformation of its business in pursuit of profitable growth and shareholder returns. In fiscal 2015 and 2016, the strategic direction was revised and much of the groundwork critical to the Company's success was put in place by Edward Grady who served as our President and Chief Executive Officer (CEO) from February 2014 until he was succeeded by Michael Burger on October 3, 2016.
The Board of Directors believes that Mr. Burger is uniquely qualified to lead ESI and drive the Company’s performance to the next level. Mr. Burger has over 30 years of broad industry and technology leadership experience. Prior to joining ESI, he was President and Chief Executive Officer of Cascade Microtech, Inc. from 2010 until its acquisition by FormFactor, Inc. in June 2016, and was recognized as the 2014 Technology Executive of the Year by the Technology Association of Oregon. Mr. Burger also served as a Board member of Viasystems Inc. following its acquisition of Merix Corporation where he served as President, Chief Executive Officer and Director. Mr. Burger’s experience in technology and proven leadership are directly applicable to ESI’s strategy, and he is expected to have a significant positive impact in driving improvement in the Company’s growth and profitability.
During his first 90 days as President and CEO, Mr. Burger immersed himself in the Company’s operations by meeting with employees and members of the leadership team, visiting key customers, and soliciting feedback from investors and board members to gain balanced and critical insight. After conducting a thoughtful review and analysis, he has taken the following actions:

•	Developed top corporate priorities to deliver more consistent earnings over time, improve execution, focus investments, and drive adoption of new products.

•	Reorganized the Company from a business unit to a functional structure.

•	Hired a new executive leadership team including Vice Presidents of Marketing, Engineering, Sales, Operations and Business Development.

•	Relocated sales, service, and operations leadership to Asia to be closer to customers.

•	Initiated restructuring of the Company that is expected to reduce expenses by $10-12 million annually and lower the adjusted EBITDA breakeven point to $35 million of quarterly revenue.

•	Consolidated operations and closed facilities in Montreal, Napa Valley, and Sunnyvale.

•	Initiated a thorough portfolio review of the Company’s products and markets to determine investment priorities.

•	Created and communicated initial financial success model targets for gross margin of 44% and adjusted EBITDA of 8% on an annual basis.
Since joining the Company, Mr. Burger’s impact has been significant. He has brought renewed energy, focus and accountability to the organization, and made significant structural and organizational improvements that should enable ESI’s success going forward. In addition, during this time, the Company added several new institutional shareholders, increased its research coverage, and experienced an increase in the stock price of 48% through the end of May 2017.
In February 2014, Mr. Grady, who was previously a member of the Board of Directors, was appointed CEO with an anticipated tenure of approximately 3 years. Under Mr. Grady’s leadership the Company made critical changes to its strategic direction, introduced the Gemstone, Cornerstone, nViant, and Garnet families of products, lowered its cost structure, and began to improve its financial performance trends, which continued through early fiscal 2017. During fiscal 2017 the Company’s primary market for flex drilling products experienced a significant slowdown in capital spending as a result of temporary overcapacity, which impacted full year 2017 results. However, the flex market and overall business levels began to recover late in the third quarter and order levels in the fourth quarter were at their highest in over five years. Mr. Grady aided in the transition and provided advisory support to Mr. Burger throughout the remainder of fiscal 2017, and continues to serve as a member of ESI’s Board of Directors. Mr. Grady will not stand for reelection when his current term expires at the August 2017 Annual Meeting in compliance with the Company’s retirement policy for directors.
Compensation Philosophy
The Board of Directors and the Committee believe that the Company's executive compensation program objectives should attract and retain talented executives, motivate executives to execute long-term business strategies while achieving near-term financial targets, and align executive performance with the Company's short-term and long-term goals for delivering shareholder value.

The Company has developed a total compensation philosophy with significant portion of executive compensation tied to the achievement of pre-established financial and operational results. The elements of the Company's compensation program for executives are base salary, annual cash incentives, long-term equity incentives and a non-qualified deferred compensation plan which allows executives to defer a portion of their incentive cash compensation and restricted stock units granted during the plan year. Performance-based pay is a major element of executive compensation, which includes annual cash incentives and long-term stock-based equity incentives.
Additionally, the Company has an employee stock purchase plan, a 401(k) retirement plan and provides health care and other benefits to executives on the same basis as it does for all other employees. The current named executive officers have change in control agreements, under which they are eligible to receive certain payments and benefits in the event of a termination of employment under certain circumstances following a change in control of the Company. The change in control agreements include double-trigger provisions and do not allow for excise tax gross-ups.
Each element of the Company's executive compensation program serves a different purpose, but in combination, enable the Company to support its compensation philosophy and to offer compensation competitive with companies with similar business focus and similar revenue levels and market capitalization.
Pay for Performance Alignment
The Board of Directors and the Committee have designed the Company’s pay practices to be aligned with the Company’s performance. This is reflected in the following features of the Company’s short and long-term incentive pay plans and payouts based on performance:

•	The Company sets performance targets annually and does not make revisions to incentive opportunities during the year.

•	The Company’s short-term incentive program is based on certain strategic business objectives and is fully at risk.

•	The Company’s long-term executive incentive program includes equity awards that are 50% performance-based and are fully at risk.

•
In fiscal 2017, the Company implemented a performance equity award structure based on the return of the Company’s common stock relative to the Russell 2000 Index, aligning management incentives directly to shareholder return.

•	The Company’s short and long-term incentive programs do not vest until the end of the performance period, supporting both performance and retention.

•	Long term incentives generally have performance periods of three to four years, providing long-term alignment between pay and performance.

•	The Company’s policy is to not accelerate vesting for equity awards, except with a double-trigger change in control.

•
The new CEO’s pay for fiscal 2018 will be approximately 50% performance-based with performance-related amounts normalized to target the 50th percentile of the peer group following his new-hire inducement grant in fiscal 2017.

The Company’s pay for performance alignment is evidenced for both performance equity grants and short-term incentives as illustrated below.
Granted/Target Awards vs. Earned: Tables show the grants and target levels for all individuals receiving those grants for each fiscal year, and the cumulative earnings to-date related to those awards. The above tables exclude the new CEO and new executive grants and short-term incentives due to their recent hire date.

Compensation Best Practices
We maintain the following corporate governance policies to ensure our executive compensation practices support our pay-for-performance philosophy and manage our compensation risks:

•	The Committee is comprised solely of independent directors.

•	The Committee has engaged an independent compensation consultant to assist it with its review of executive compensation.

•	Half of the executive long-term incentive grants are awarded in performance-based equity.

•	Annual bonus plan is tied to both a top-line and bottom-line financial performance metric, while long-term performance awards are based on total shareholder return.

•	Short-term and long-term performance awards are capped at 200% of target.

•	We only offer minimal perquisites that are supported by a business interest and are consistent with broad-based benefit plans available to other employees.

•	We have a claw-back policy for equity awards.

•	We prohibit our executive officers from engaging in hedging or other speculative transactions involving Company stock.

•	Our directors and executive officers are subject to stock ownership guidelines that encourage alignment with the interests of shareholders.

•	We do not provide tax gross-ups other than for certain relocation and temporary housing expenses.

•	Our change in control agreements with executives contain a “double-trigger” feature.

•	We conduct an annual shareholder advisory vote on executive compensation.

The Compensation Committee
The Committee consists entirely of independent non-employee directors as defined by the rules of the NASDAQ Stock Market, the Company's Corporate Governance Guidelines, and the Committee's charter. The current members of the Committee are Frederick A. Ball (Chairman), John Medica and Richard H. Wills. The Committee's authority and responsibilities are set forth in a charter adopted by the Board of Directors, which the Committee reviews annually. The Committee’s charter is available on the Company’s website at http://investors.esi.com/governance.cfm. The Committee may, under its charter, form and delegate responsibilities to subcommittees of the Committee as appropriate.
The Committee reviews and approves the compensation of all of the Company's executives, including the Chief Executive Officer (CEO). The Committee has full authority to determine annual base salary and incentive compensation, equity incentives and all other compensation for the executives including any employment or severance arrangements, change in control agreements and provisions. The Committee reviews and approves all equity grants to executives and annual equity grants to all other employees.
Determinations regarding annual cash incentives, long-term incentives and other elements of compensation are made consistent with the Committee's compensation philosophy and in a manner that the Committee believes to be appropriate and reasonable based on Company performance.
Base salary and incentive compensation award decisions for all executive officers are made at the first quarterly meeting of the Committee in each fiscal year in conjunction with the annual performance reviews for the prior fiscal year. The Committee reviews historical and current information regarding each element of compensation for each executive. It receives recommendations from the CEO as to compensation of other executives, and the CEO participates in discussions regarding their compensation. The Committee meets in executive session without the CEO to determine his compensation.
Role of Independent Consultant. The Committee has engaged Compensia Inc., a national compensation consulting firm, as an independent outside compensation consultant with respect to executive and director compensation. The Committee has sole authority to retain and terminate Compensia. Compensia reports solely to the Committee for all services related to executive compensation, and did not provide any other services to the Company in fiscal 2017 except for those related to executive and director compensation. The Committee has assessed the independence of Compensia taking into account, among other things, the factors set forth in Exchange Act Rule 10C-1 and the rules of the NASDAQ Stock Market, and has concluded that no conflict of interest exists with respect to the work that Compensia performs for the Committee.

Role of Management and Other Employees. The CEO and the Vice President of Human Resources make recommendations on program design and pay levels, where appropriate, and implement the program approved by the Committee. The CEO makes recommendations with respect to the compensation of other officers, including the other named executive officers, and is assisted in pay administration by the Vice President of Human Resources. The CFO provides the financial information used by the Committee to make decisions with respect to incentive compensation goals based on achievement of financial targets and related payouts for our annual and long-term incentive programs.

Compensation-Related Risks
The Committee believes that the Company's executive incentive compensation arrangements do not encourage executives to take unnecessary or excessive risks that could threaten the value of the Company. For example, a significant portion of the executives' performance-based compensation is in the form of long-term equity incentives which generally vest over three to four years, thereby focusing the executives on the Company's long-term interests. As a matter of best practice, the Company will continue to monitor its executive compensation program to ensure that it continues to align the interest of executives with those of its shareholders while avoiding unnecessary or excessive risk.
The Committee also periodically evaluates with management risks arising from the Company’s compensation programs for all employees and has determined that such programs are not reasonably likely to have a material adverse effect on the Company.

Competitive Positioning
The Committee uses comparative information from a group of similarly-situated business and labor market competitors as well as similarly-sized broad technology industry companies in reviewing the compensation of our executives, shown below.
In October 2015, the Committee conducted a detailed review and approved a new peer group intended to provide greater financial comparability, determined primarily with reference to revenue and market capitalization. Peer companies were selected based on the following criteria:

•	Comparable revenue size (.5 - 2.5X ESI’s revenue or, ~$100 million - $460 million)

•	Comparable market capitalization (.5X - 4.0X ESI’s current market cap)

•
Similar business focus, including companies selling high technology equipment or components such as lasers, photonics, optical components, semiconductors, particularly where the ultimate end-products serve a broad array of consumer or industrial markets

The fiscal 2017 peer group was made up of the following companies, with the only change from the peer group for fiscal 2016 being the addition of RadiSys Corporation:
Affymetrix, Inc.*                            Nanometrics, Inc.
Axcelis Technologies, Inc.                        RadiSys Corporation
Cascade Microtech, Inc.*                        Rudolph Technologies, Inc.
Cohu, Inc.                            Ultratech, Inc.
FormFactor, Inc.                             Veeco Instruments, Inc.
Mattson Technology, Inc.*                     Vishay Precision Group, Inc.
Novanta Inc (formerly GSI Group)                    Xcerra Corporation

*Beginning in fiscal 2018, Affymetrix, Cascade Microtech and Mattson Technology will not be included in the peer group because they have ceased to be publicly traded companies. Veeco Instruments and FormFactor will be removed from the peer group as it was believed they no longer met the peer group criteria provided above. Hurco Companies, Maxwell Technologies and Faro Technologies will be added to the peer group.
The resulting fiscal 2018 peer group is made up of the following companies:
Axcelis Technologies, Inc.                        Novanta Inc
Cohu, Inc.                            RadiSys Corporation
Faro Technologies, Inc.                        Rudolph Technologies, Inc.
Hurco Companies, Inc.                        Ultratech, Inc.
Maxwell Technologies, Inc.                    Vishay Precision Group, Inc.
Nanometrics, Inc.                            Xcerra Corporation **

** In April, 2017 Xcerra Corporation announced that it was being acquired, we will evaluate inclusion in our peer group as appropriate.

Compensia provided a market analysis to the Committee for fiscal 2017 executive compensation using publicly available peer group proxy filings, Peer Company Radford January 2016 High Tech Industry Survey and the Radford January 2016 High Tech Industry broad high-tech industry data for companies with revenue of $50 million to $500 million. These data points were blended together to create a “market average”. The Committee reviewed the analysis provided by Compensia and believes that this information reflects the pool from which the Company competes for executive talent.
The Committee generally targets total compensation at the 50th percentile of similarly-situated peer group companies, with variance based on tenure, experience and individual performance. The number of equity awards granted is calculated as the target equity compensation amount divided by an average closing price of our common stock for approximately 30 trading days preceding the grant date. The actual equity compensation may vary from the target due to stock price volatility.

Consideration of Say-on-Pay Vote Results
The advisory (non-binding) proposal regarding compensation of the named executive officers submitted to shareholders at the August 2016 Annual Meeting of Shareholders was approved by over 93% of the votes cast. The Committee considered this vote to reflect strong alignment of the Company's executive compensation program with shareholder interests. The Committee monitors and considers the results of such advisory votes and will continue to consider results from future advisory votes as appropriate when making compensation decisions.

CEO Compensation

New CEO
In determining Mr. Burger’s fiscal 2017 compensation elements, the Committee carefully considered Mr. Burger’s unique qualifications, his executive level experience, and market data to develop a compensation package specifically designed to induce him to join the Company. Given Mr. Burger’s extremely successful track record and completion of the sale of Cascade Microtech to FormFactor in June of 2016, the Committee recognized that he had multiple next career opportunities from which to choose.
For fiscal 2017, Mr. Burger’s base salary of $575,000 approximated the 65th percentile of peer Company CEOs. The Committee believes that this salary was necessary to induce Mr. Burger to join the Company. His base salary will remain unchanged for fiscal 2018.
Mr. Burger is eligible for a target annual bonus opportunity under ESI’s Management Incentive Plan (MIP) of 100% of his base salary, with a cap of 200%. As part of his inducement to join the Company, Mr. Burger received an incentive payment in May 2017 equal to $287,500 (the greater of the prorated bonus he would receive under the MIP at 100%, or the actual payout earned if performance was above 100% for the period). In fiscal 2018, Mr. Burger will participate in the same incentive plan as the rest of the Company with the entire bonus opportunity at risk based on achievement of performance measures.
Mr. Burger received a new-hire long-term incentive award with the target value allocated 48% to time-based RSUs (TRSUs) and 52% to performance-based RSUs (PRSUs). The TRSUs (229,445 shares) vest 25% on each of the first four anniversaries of the date of grant. The PRSUs (248,565 shares) are earned based upon the Company’s total shareholder return (TSR) relative to the Russell 2000 Index over a three-year service period, as described in more detail under Long-Term Incentive Compensation. Mr. Burger’s equity grant for fiscal 2018 was 73,900 PRSUs and 73,900 TRSUs with a combined target value of approximately $1 million which is consistent with the Company’s regular long-term incentive program and targets the 50th percentile of peers, with the number of units based on the 30 trading days average closing price preceding the grant date.
Mr. Burger entered into an employment agreement with the Company that provides for terms of his employment including his compensation in the case of termination. If his employment is terminated without cause by ESI or for good reason by Mr. Burger, he will be entitled to receive severance in the amount of 1.5 times his base salary in effect at that time. If his employment is terminated without cause or for good reason in connection with a change in control or within twelve months following a change in control Mr. Burger will be entitled to (1) severance in an amount of two times his base salary in effect at that time, plus the amount of his target bonus for the year in which termination occurs (or, if greater, the year in which the change in control occurs), (2) one year of COBRA premiums for Mr. Burger and his dependents, and (3) full acceleration of all time-based equity awards and acceleration of performance-based equity awards at the greater of actual performance or target.
These benefits are conditioned on his execution of a release of claims. If the change in control severance benefits trigger 280G excise tax, Mr. Burger will receive either the full change in control benefits or a reduced amount that would not trigger such tax whichever results in the greater after-tax result. This agreement contains a “double-trigger” provision that provides payments and benefits only in the event that (i) ESI is involved in a change in control transaction and (ii) his employment is terminated (or constructively terminated) in connection with the change in control within a 12-month period.

Departing CEO
Edward Grady was named as Chief Executive Officer of the Company in February of 2014. Mr. Grady, who had been serving as a board member was appointed CEO to identify and implement changes in the strategic direction of the Company. It was anticipated that Mr. Grady’s tenure in this role would be approximately 3 years. During his tenure Mr. Grady received salary, short-term incentives, and long-term equity incentives that were structured to retain Mr. Grady and reward him for improving performance during this time frame. As a result, the board set relatively aggressive performance goals for both short-term and long-term incentives. In January of 2016, the board began the process of identifying and recruiting a new CEO, targeting an executive transition on or around the end of fiscal 2017. Given the uncertainty of successfully hiring the new CEO, in May 2016 Mr. Grady was awarded 155,000 TRSUs vesting 100% on the first anniversary of the date of grant, which was timed to coincide with the expected transition date. This vesting period was selected to reflect the importance of retaining Mr. Grady during the search process and the transition of full responsibilities to a new CEO.
On October 3, 2016, Mr. Grady was succeeded by Mr. Burger as President and CEO. Mr. Grady continued as an employee of the Company through a transition period ending June 30, 2017 to provide transition and advisory support to Mr. Burger. Mr. Grady received his regular salary through December 31, 2016 and then $50,000 per month through June, 30, 2017. Mr. Grady participated in ESI’s Management Incentive Plan, prorated for service as CEO through October 3, 2017, based on the same measures as all executives. Mr. Grady will continue to serve on the Board of Directors but will not be compensated for such service. He will not stand for reelection when his current term expires in August 2017, in compliance with the Company’s retirement policy for directors.
Through December 31, 2016, the Company provided temporary housing for Mr. Grady near corporate headquarters in Portland and limited benefits for spousal travel to Portland from his home base in Nevada as part of his role as CEO. He was also compensated for the income tax liability he incurred as a result of these temporary benefits.
The following table represents target and realized pay for Mr. Grady during his role as interim CEO. Mr. Grady is not entitled to any additional severance, equity awards, or accelerated vesting of stock awards. The Committee believes that this pay is consistent with its pay for performance philosophy and Mr. Grady’s contribution to the transition of the Company.
CEO Target vs. Realized Pay: Table shows target compensation and actual realized compensation for each of the last three years. Fiscal 2016 and 2017 reflect TRSU awards to the approximate anticipated tenure of Mr. Grady and to support a smooth leadership transition.

Elements of Executive Compensation
In setting executive compensation for fiscal 2017, the Committee reviewed the Company's existing compensation programs and philosophy in light of current industry compensation practices and trends. Applying this philosophy for each executive officer, the Committee reviewed base salary, annual cash incentives, long-term incentives and all other elements of total compensation and compared these components to comparable elements of compensation at the peer group companies.

Base Salaries
Base salary levels are reviewed annually at the first fiscal quarterly meeting of the Committee. Base salaries for executives are determined by evaluating the responsibilities of the position and the experience of the individual and by reference to the competitive marketplace for corporate executives, including a comparison to base salaries for comparable positions at peer group companies. The Committee targets base salary compensation levels for executives, including the named executive officers, generally at levels approximating the 50th percentile of the compensation market ranges provided by Compensia. The Committee believes targeting these salary levels is required to attract and retain talented executives. In fiscal 2017, executives received merit increases ranging from 1.7 to 2.6%, a level consistent with all employees.
Annual Cash Incentive Compensation
The Company's executives, including Mr. Burger and Mr. Grady, are eligible to participate in an annual cash incentive plan, referred to as the Management Incentive Plan (MIP). Payouts for fiscal 2017 were based 80% on financial objectives included in the Profit Sharing Plan (PSP) which is applicable to all employees, and 20% based on a set of shared management objectives (MBOs). Approximately 92% of the Company's employees participated in the PSP and approximately 8% in the MIP in fiscal 2017. The financial measures under the PSP and the MBOs are established at the beginning of the year.
Mr. Grady and Mr. Burger were eligible to receive a target incentive equal to 100% of their respective base salaries (pro-rated for length of service as President & CEO), with the target incentive for other executives ranging from 60% to 70% of base salary. Amounts earned under the MIP are only payable to individuals still employed on the date of payout.

Financial Measures - Profit-Sharing Plan (PSP)
Of the total target incentive under the MIP, 80% is based on performance against target financial measures, consistent with the measures under the Company’s PSP. ESI’s fiscal 2017 PSP measures were focused on both top and bottom line performance, with 50% of the target based on revenue and 50% of the target based on adjusted EBITDA. Adjusted EBITDA equals GAAP operating income before purchase price accounting, share based compensation, restructuring, goodwill and other asset impairments, and other similar items, less depreciation and non-purchase accounting amortization. The targeted payout for the PSP was 80% for 100% achievement of the revenue and adjusted EBITDA targets. The Committee believes that this approach focused the entire Company on growth and profitability, which is critical to the Company's success.
The Company’s markets are inherently cyclical with little forward visibility. In addition, uncertainty regarding the timing of the Company transition and adoption of new products make it difficult to project annual results. As a result, for fiscal 2016 and fiscal 2017, the PSP objectives were measured and earned based on quarterly financial objectives, but paid at the end of the year. The quarterly measurement was instituted in order to increase retention and motivate employees to deliver results each quarter. For fiscal 2017 the Committee set a baseline target for revenue of $53.2M and adjusted EBITDA before short-term incentives of $5.7M per quarter, which would result in an 80% payout. The minimum payment threshold for revenue was set at $41M per quarter and for adjusted EBITDA before short term incentives of $0, or breakeven, at which point payouts would commence.
The Committee also set an additional payout for cumulative annual revenue greater than $212.8M and adjusted EBITDA greater than $22.7M to incent and reward employees for superior performance. Based on fiscal 2017 performance, the accelerated payout was not applied.
For fiscal 2017, the quarterly thresholds and targets for revenue and EBITDA were as follows:

As a result of the overall performance of the Company and the pause in demand from our primary market in the middle of the year, the Company did not fully achieve the target payout in Q1 and Q4 and had zero attainment in Q2 and Q3. For fiscal 2017, the cumulative quarterly revenue results earned a total of 10.23% of target levels and the quarterly adjusted EBITDA results earned 17.18% of target levels for a weighted total achievement of 27.40% for the PSP.
For fiscal 2018, the Company is eliminating the quarterly measurement feature and the annual cash incentive will be earned and paid based on an annual measurement. In addition, the Company is combining the PSP and MIP plans such that all employees will be measured and paid on the same financial and nonfinancial measures.
Fiscal 2017 Shared Management Objectives (MBOs)
Of the total target incentive under the MIP, 20% is based on MBOs. The MBOs in the MIP are performance measures against an aggressive set of shared strategic business objectives related to new product introductions, market penetration, use of internally developed lasers and localization of operations and cash flow. Given the confidential nature of the objectives and the potential competitive harm, we are providing a summary of the objectives and achievements below:

Fiscal 2017 MBOs	Achievement
Defend and grow laser process position	Maintained share in Flex Drilling, launched Lodestone and Redstone products, placed tools at key customers for Cornerstone and nViant
Expand Micromachining customer base	Received Garnet orders from multiple new customers
Ramp use of internal developed laser source	Met ramp for internal laser production
Implement hybrid manufacturing strategy and quality system	Met operational benchmarks and implemented improved quality system
Achieve cash objectives	Met cash plan in 1st half, secured long-term debt financing, renegotiated line of credit
Strategic account penetration	Penetrated targeted key account with sales of more than 3 different system families
The Committee reviewed the results and approved a score of 14.5 out of 20 points, which resulted in 14.5% attainment of the MIP targets based on the weighted achievement for the MBO portion.
In fiscal 2017, the MIP program delivered compensation below the targeted levels with a total attainment of 41.91% to executives, commensurate with Company performance.

Long-Term Incentive Compensation
As part of the overall compensation philosophy, the Board of Directors and the Committee believes that long-term incentive compensation should be aligned to shareholder and executive interests. The Committee will continue to evaluate compensation decisions, focusing on the alignment of executive compensation with shareholder value growth.
In considering potential changes to the executive pay program for fiscal 2017, the management team and the Committee engaged in thoughtful conversation and research to determine the appropriate long-term equity vehicle and performance based measures. After careful consideration, the Committee determined that the most appropriate and motivating executive annual long-term incentive compensation program for fiscal 2017 would consist of a mix of 50% of the value in PRSUs and 50% of the value in TRSUs. PRSUs, tied to relative TSR performance, were designed to focus on long-term shareholder value creation relative to other similar investments, while TRSUs provided stock ownership, retentive value and alignment with shareholder interests.
Our performance shares are market based and have the following design elements

•	Awards are tied to long-term performance against the Russell 2000 Index.

•	Payout is based on the relative return on the Company’s stock as compared to the index.

•	Awards only vest if the executive is still employed at the end of the three-year performance period.

•	Payout is decreased on a 3-1 ratio for performance below the index and increased on a 2-1 ratio for performance above the index.
The awards contain provisions that limit the potential payout to reasonable levels. The overall payout is capped at a number of shares with an aggregate value on the vesting date that is five times the result of (1) the number of shares subject to the award at target performance multiplied by (2) the closing price of the Company’s common stock on the date of grant. The measurement of performance is based on the average closing prices for the 20 trading days immediately preceding the applicable measurement date, and awards only vest if the executive is still employed at the end of the three-year performance period. The awards are earned annually on each of the first three anniversaries of the grant. The number of shares that may be earned is capped at 150% and 200% of target for the first and second performance periods, when one-third of the shares are available to be earned, and 200% of the total award in the third performance period such that the overall payout is capped at 200%. Approximately 12% of total available shares would be earned based on actual performance for the first annual period ending May 15, 2017.
These design elements were adopted because we believe that measurement of performance over a multiple year period based on total return to our shareholders or TSR, closely aligns our executive’s objectives of those of our shareholders. Further, given the cyclical nature of the Company’s business, the Committee believes that this structure encourages strong executive performance each year and increases the retentive aspects of the award while maintaining a rigorous performance scale that still rewards long term performance.
Previous Performance-based Restricted Stock Unit Awards
Consistent with the Company’s pay for performance philosophy, the executives, including the departing CEO, have realized little to no value from previous PRSU awards, which is commensurate with the Company’s slower than expected financial improvements during the last several years. Specifically:

•	None of the fiscal 2015 PRSUs granted November, 2014 were earned based on fiscal 2017 revenue and return on net assets (RONA).

•	None of the CEO’s fiscal 2015 PRSUs were earned based on fiscal 2017 revenue and non-GAAP operating income.

•	None of the fiscal 2014 PRSUs were earned during fiscal 2017 (based on fiscal 2015, 2016 and 2017 revenue and RONA) and therefore, none vested at the end of the 3-year period.
Special Retention Agreement
Due to the change in CEOs and in light of the risk to business continuity if he were to leave the Company, the Board of Directors entered into a special retention agreement with Mr. Paul Oldham, Senior Vice President of Administration, Chief Financial Officer and Secretary of the Company, on August 31, 2016 to ensure his continued employment for two years from the date of the agreement. The key terms of the agreement include a one-time retention bonus equal to $200,000 for continued employment with the Company through August 31, 2017 and an additional one-time bonus of $300,000 for continued employment with the Company through August 31, 2018. Should Mr. Oldham’s employment be terminated by the Company without cause (as defined in the agreement) or by Mr. Oldham for good reason (as defined in the agreement) before either of those two dates, he will receive a prorated portion of either bonus.

Stock Ownership Guidelines
The Company maintains stock ownership guidelines for its executive management and directors.
The stock ownership guidelines for executive management are intended to further motivate executives to focus on Company performance, drive high performance among individuals within the organization overall, and support the Company's compensation philosophy. We also have stock ownership guidelines for the Board of Directors to provide alignment with shareholder interests.
The stock ownership guidelines require directors and executive management to own and hold a specific number of shares of the Company's common stock with a value determined as follows:

Directors:            3x annual retainer
CEO:            3x base salary
Vice Presidents:        1x base salary
Directors and named executives generally have five years to achieve ownership levels. Shares owned outright, employee stock purchase plan shares, and unvested restricted stock units are counted toward guideline achievement while vested and unvested stock options, and stock appreciation rights are not counted. Each of the Company's directors and named executive officers has satisfied the applicable stock ownership guidelines.

Compensation Recovery and Clawback Provisions
Under the Company's 2004 Stock Incentive Plan, the Board of Directors is permitted to suspend the exercise or vesting of an award if it believes a participant, other than a non-employee director, has engaged in certain acts of misconduct harmful to the Company. If it is determined that one of these acts has been committed by the recipient, no options or stock appreciation rights can be exercised by the participant and the restricted stock or restricted stock unit awards previously granted to the participant will be terminated. In addition, if the Board of Directors determines that an executive officer has engaged in an act of embezzlement, fraud, or breach of fiduciary duty that contributed to an obligation to restate the Company's financial statements, the executive officer will be required to repay proceeds from the sale of equity awards within the 12-month period following the first public issuance or filing with the SEC of the financial statements required to be restated.

Anti-Hedging/Anti-Pledging Policy
The Company has adopted an insider trading policy which provides that no employee, executive officer or director may enter into a hedge or pledge of the Company's common stock.

Change In Control and Severance Agreements
The Company has change in control agreements in place for executive officers. The Committee believes that these agreements could be an important factor in maintaining stability of the management team at a time when there is uncertainty about their continued employment by the Company. The terms of the change in control agreements for executive officers were established by the Committee to provide what it believed to be reasonable payments and benefits in the event of termination of employment following a change in control of the Company.
See “Potential Payments upon Termination or Change in Control” for more information regarding these agreements.

Deferred Compensation Plan
Executives can generally elect to defer receipt of up to 50% of their base salary and 100% of their cash incentive compensation and restricted stock grants under the Deferred Compensation Plan. Cash amounts credited to the deferred compensation plan will earn a rate of return based on investment funds selected by the participants from a prescribed menu of investment options. Generally, deferred amounts will be paid in a lump sum upon the date six months after termination of employment, except in the case of retirement, in which case the deferred amounts will be paid in a lump sum or in annual installments for five or 10 years, as elected by the executive. The Company sets aside deferred cash amounts in a grantor trust to cover the Company's obligation to pay deferred compensation.

Directors, executive officers and other eligible employees may defer payment of RSUs granted to them by the Company. Issuance of shares of common stock is under the same terms as cash amounts.
The deferred compensation plan is offered to executives to allow them to defer more compensation than they otherwise would be permitted to defer under a tax-qualified retirement plan, such as the Company's 401(k) retirement plan. The Company offers the deferred compensation plan as a supplement to the 401(k) plan where employee contributions are limited and as a competitive practice to enable it to attract and retain top talent.

Other Benefits
The Company's executive officers are eligible to participate in the 401(k) retirement plan, employee stock purchase plan and health and welfare plans on the same basis as other employees. During fiscal 2017 the Company’s policy was to match 50% of the first 6% of employee contributions. The Company has not provided perquisites to its executive officers, other than to Mr. Grady, as described under “Executive Compensation Discussion and Analysis--CEO Compensation--Departing CEO”.

Deductibility of Compensation
Under Section 162(m) of the Internal Revenue Code, the federal income tax deductibility of compensation paid to the Company's chief executive officer and to each of its three other most highly compensated executive officers other than its chief financial officer may be limited to the extent that such compensation exceeds $1.0 million in any taxable year. Under Section 162(m), the Company may deduct compensation in excess of $1.0 million if it qualifies as “performance-based compensation,” as defined in Section 162(m). We consider the impact of this rule when developing and implementing our executive compensation program. Stock options, SARs and PRSUs granted to its executives under the Company’s shareholder approved plans are generally designed to qualify under Section 162(m) as performance-based compensation. Because a portion of Mr. Burger’s new hire equity award could exceed the annual grant limit in the Company’s shareholder approved plan, a portion of the award was granted as an inducement award outside of the plan. We also believe that it is important to preserve flexibility in administering compensation programs in a manner designed to promote varying corporate goals.
Accordingly, we have not adopted a policy that all compensation must qualify as deductible under Section 162(m). Amounts awarded or paid under any of our compensation programs, including salaries, annual incentive awards, performance awards, PRSUs and TRSUs may not qualify as performance-based compensation that is excluded from the limitation on deductibility.
COMPENSATION COMMITTEE REPORT
The Compensation Committee has reviewed the Compensation Discussion and Analysis and discussed it with management. Based on its review and discussion with management, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for the fiscal period ended April 1, 2017 and the Company’s proxy statement for the 2017 Annual Meeting.
By the Compensation Committee:
Frederick A. Ball, Chairman
John Medica
Richard H. Wills
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
The Compensation Committee consisted of directors Frederick A. Ball (Chairman), Richard H. Wills and John Medica at the end of the last completed fiscal year. No Compensation Committee member is or has been an employee of the Company or has any other material relationship with the Company.
EXECUTIVE COMPENSATION
The following table sets forth information concerning compensation for the following officers (our “named executive officers”) for services provided to the Company in fiscal 2017, 2016 and 2015:
•The Company’s chief executive officer beginning October 3, 2016;
•The Company’s former chief executive officer, who served until October 3, 2016 and remained an employee during a transition period through June 30, 2017;
•The Company’s chief financial officer;

•Robert DeBakker, who served as an executive officer until February 9, 2017 and remained an employee in a consultative position through June 10, 2017.
•Bing-Fai Wong, who served as an executive officer of the Company at the end of fiscal 2017 and through May 11, 2017.
SUMMARY COMPENSATION TABLE

Name and Principal Position	Fiscal Year (1)	Salary (2)		Bonus (3)	Stock Awards (4)		Option Awards (5)	Non-Equity Incentive Plan Compensation (6)	All Other Compensation (7)	Total
Michael D. Burger	2017	$287,500	(8)	$287,500	$2,908,021	(9)	—	—	$3,981	$3,487,002
President and Chief Executive Officer

Edward C. Grady	2017	$592,500		—	$1,102,050	(10)	—	$123,635	$56,436	$1,874,621
Former President and Chief Executive Officer	2016	$590,000		—	$957,100	(11)	$66,470	$189,171	$73,462	$1,876,203
	2015	$590,000		—	$1,185,200	(12)	$759,010	$79,650	$45,632	$2,659,492

Paul Oldham	2017	$355,923		—	$510,300	(13)	—	$104,338	$7,998	$978,559
Senior Vice President Administration, Chief Financial Officer and Corporate Secretary	2016	$350,000		—	$271,060	(11)	$242,760	$78,554	$8,186	$950,560
	2015	$348,333		—	$401,463	(14)	$91,251	$32,917	$26,115	$900,079

Robert DeBakker	2017	$294,231		—	$291,600	(15)	—	$73,939	$127,119	$786,889
Former Senior Vice President of Worldwide Operations	2016	$290,000		—	$175,350	(11)	$144,500	$55,789	$8,145	$673,784
	2015	$288,000		—	$265,813	(16)	$50,695	$23,328	$18,054	$645,890

Bing-Fai Wong	2017	$278,923		—	$262,440	(17)	—	$70,070	$206,902	$818,335
Former Vice President of Customer Operations	2016	$273,000		—	$140,280	(11)	$115,600	$52,519	$8,134	$589,533
	2015	$271,667		—	$195,813	(18)	$50,695	$22,005	$18,833	$559,013

(1)
The Company’s fiscal year consists of the 52 or 53 weeks ending on the Saturday nearest March 31. Accordingly, references in this table to fiscal 2017 are to the 52-week period ended April 1, 2017; references to fiscal 2016 are to the 53-week period ended April 2, 2016; and references to fiscal 2015 are to the 52-week period ended March 28, 2015.

(2)	Represents base salary earned in the year, before any deferrals at the executive’s election.

(3)
Represents inducement bonus to join the Company equal to the greater of $287,500, the prorated bonus he would receive under the non-equity incentive plan at 100%, or the actual payout earned if performance was above 100% for the period.

(4)
Represents the aggregate grant date fair value of stock awards computed in accordance with ASC Topic 718. Awards are valued at the closing market price of the Company’s common stock on the grant date. These amounts are not paid to or realized by the executive.

(5)
Represents the aggregate grant date fair value of stock appreciation right awards computed in accordance with ASC Topic 718. The fair value of stock appreciation rights is estimated using the Black-Scholes pricing model. The assumptions made in determining the grant date fair value of stock appreciation rights under ASC Topic 718 are disclosed in the Notes to Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the fiscal year ended April 1, 2017. In all fiscal years presented, stock appreciation rights were issued rather than options and are discussed in the Long-Term Incentive Compensation section of the Compensation Discussion and Analysis.

(6)
Represents payments under the Company’s annual cash incentive plan and includes amounts deferred at the executive's election pursuant to our deferred compensation plan. For Mr. Grady, represents his pro-rated earned bonus through October 3, 2017. The estimated target and maximum amounts for annual incentive awards for fiscal 2017 are reflected in the fiscal 2017 Grants of Plan-Based Awards table.

(7)
All other compensation for fiscal 2017 represents 401(k) retirement plan matching contributions made by the Company. In addition, (i) for Mr. Grady also represents the value of housing in the amount of $34,767 plus gross up payments for the associated tax liability in the amount of $19,527 and spousal airfare of $2,142, (ii) for Mr. Wong also represents the international assignment expenses in China for housing, transportation and cost of living in the amount of $58,817 and the associated tax liability and tax equalization in the amount of $141,380 and (iii) for Mr. DeBakker also includes $119,135 as a separation payment.

(8)	Represents the pro-rated annual salary earned by Mr. Burger.

(9)	Represents the aggregate grant date fair value of fiscal 2017 grants of TRSU awards of $1,284,892 and grants of market-based PRSU awards of $1,623,129.

(10)	Represents the aggregate grant date fair value of TRSU awards. No PRSU awards were granted to Mr. Grady in fiscal 2017.

(11)	Represents the aggregate grant date fair value of TRSU awards. No PRSU awards were granted in fiscal 2016.

(12)
Represents the aggregate grant date fair value of TRSU awards of $100,200 and PRSU awards of $1,085,000 granted in fiscal 2015 based on achievement at target. The maximum grant date fair value which may be attained for the PRSU awards granted in 2015 is $2,170,000.

(13)	Represents the aggregate grant date fair value of fiscal 2017 grants of TRSU awards of $248,850 and grants of market-based PRSU awards of $261,450.

(14)
Represents the aggregate grant date fair value of fiscal 2015 grants of TRSU awards of $226,463, May 2014 PRSU awards calculated at 0% attainment, and November 2014 PRSU awards of $175,000 calculated at 100% attainment; based on the estimated likelihood of achievement. The maximum grant date fair value which may be attained for the PRSU awards granted in 2015 is $651,950.

(15)	Represents the aggregate grant date fair value of fiscal 2017 grants of TRSU awards of $142,200 and grants of market-based PRSU awards of $149,000.

(16)
Represents the aggregate grant date fair value of fiscal 2015 grants of TRSU awards of $125,813, May 2014 PRSU awards calculated at 0% attainment, and November 2014 PRSU awards of $140,000 calculated at 100% attainment; based on the estimated likelihood of achievement. The maximum grant date fair value which may be attained for the PRSU awards granted in 2015 is $477,750.

(17)	Represents the aggregate grant date fair value of fiscal 2017 grants of TRSU awards of $127,980 and grants of market-based PRSU awards of $134,460.

(18)
Represents the aggregate grant date fair value of fiscal 2015 grants of TRSU awards of $125,813, May 2014 PRSU awards calculated at 0% attainment, and November 2014 PRSU awards of $70,000 calculated at 100% attainment; based on the estimated likelihood of achievement. The maximum grant date fair value which may be attained for the PRSU awards granted in 2015 is $307,750.

FISCAL YEAR 2017 GRANTS OF PLAN-BASED AWARDS
The following table contains information concerning fiscal 2017 annual and long-term incentive award opportunities for the named executive officers, including the range of potential payouts under our incentive plans. Specifically, the table presents the fiscal 2017 annual incentive awards, PRSUs and RSUs granted to the named executive officers in fiscal 2017.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#) (3)	Grant Date Fair Value ($) (4)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Michael Burger	—	$287,500	$287,500	$575,000	—	—	—	—	—
	10/3/16	—	—	—	—	—	—	229,445	$1,284,892
	10/3/16	—	—	—	—	248,565	497,130	—	$1,623,129
Edward C. Grady	—	$1,003	$295,000	$590,000	—	—	—	—	—
	5/12/16	—	—	—	—	—	—	155,000	$1,102,050
Paul Oldham	—	$847	$249,146	$498,292	—	—	—	—	—
	5/12/16	—	—	—	—	—	—	35,000	$248,850
	5/17/16	—	—	—	—	35,000	70,000	—	$261,450
Robert DeBakker	—	$600	$176,539	$353,078	—	—	—	—	—
	5/12/16	—	—	—	—	—	—	20,000	$142,200
	5/17/16	—	—	—	—	20,000	40,000	—	$149,400
Bing-Fai Wong	—	$569	$167,354	$334,708	—	—	—	—	—
	5/12/16	—	—	—	—	—	—	18,000	$127,980
	5/17/16	—	—	—	—	18,000	36,000	—	$134,460

(1)
Represents the incentive for fiscal 2017 under the Company’s annual executive team bonus plan and estimated payouts at threshold, target and maximum levels of performance. The actual amount earned by each named executive officer for fiscal 2017 is set forth in the Summary Compensation Table under “Non-Equity Incentive Plan Compensation.” See “Compensation Discussion & Analysis-Executive Compensation-Annual Cash Incentive Compensation.” Mr. Burger received an inducement bonus to join the Company, equal to the greater of $287,500, the prorated bonus he would receive under the non-equity incentive plan at 100%, or the actual payout earned if performance was above 100% for the period. Mr. Grady's bonus was based on his pro-rated earnings fiscal year earnings through October 3, 2017.

(2)
Represents market-based PRSUs, which are earned annually on the first three anniversaries of the date of grant with vesting occurring on the third anniversary of the date of grant, subject to employment criteria. Vesting occurs through achievement of grant based total shareholder return measures. See “Compensation Discussion & Analysis-Executive Compensation-Long-Term Incentive Compensation.”

(3)
Represents TRSUs which vest 25% on the first four anniversaries of the date of grant, except Mr. Grady's stock award which vests 100% on the first anniversary of the date of grant, subject to employment criteria. See “Compensation Discussion & Analysis-Executive Compensation-Long-Term Incentive Compensation.”

(4)
Represents the aggregate grant date fair value of stock awards computed in accordance with ASC Topic 718. All awards except market-based PRSUs are valued at the closing market price of the Company’s common stock on the grant date. The market-based PRSUs must achieve the total shareholder return (TSR) measures in order for the awards to vest, and the grant date fair value of the awards is calculated using a Monte Carlo simulation model. The assumptions made in determining the grant date fair value of market-based PRSUs under ASC Topic 718 are disclosed in the Notes to Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the fiscal year ended April 1, 2017.

OUTSTANDING EQUITY AWARDS AT END OF FISCAL YEAR 2017
The following table sets forth the information concerning outstanding options (which includes stock appreciation rights) and unvested RSUs held by the named executive officers at April 1, 2017.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)		Number of Securities Underlying Unexercised Options Unexercisable (#)		Option Exercise Price ($)(1)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
Michael Burger	—		—		$—		229,445	(14)	$1,599,232	12,428	(22)	$86,625
Edward C. Grady	63,853	(3)	—		$9.24	2/22/2024	85,000	(15)	$592,450	—		$—
	233,334	(4)	116,666	(4)	$7.00	11/17/2024	155,000	(16)	$1,080,350	—		$—
	11,500	(5)	11,500	(5)	$5.63	5/13/2025	—		$—	—		$—
Paul Oldham	80,000	(6)	—		$18.11	1/6/2018	11,625	(17)	$81,028	1,750	(23)	$12,198
	15,000	(7)	—		$15.78	5/14/2018	3,875	(18)	$27,009	—		$—
	90,000	(8)	—		$7.26	5/13/2019	31,500	(19)	$219,555	—		$—
	17,000	(9)	—		$13.84	5/12/2020	35,000	(20)	$243,950	—		$—
	18,000	(10)	—		$18.02	5/11/2021	—		$—	—		$—
	22,500	(11)	22,500	(11)	$6.71	5/14/2024	—		$—	—		$—
	21,000	(12)	63,000	(12)	$5.63	5/13/2025	—		$—	—		$—
Robert DeBakker (24)	14,000	(13)			$22.03	7/24/2017	6,458	(17)	$45,016	1,000	(23)	$6,970
	12,000	(7)			$15.78	5/14/2018	2,152	(18)	$15,003	—		$—
	50,000	(8)			$7.26	5/13/2019	18,750	(19)	$130,688	—		$—
	11,000	(9)			$13.84	5/12/2020	20,000	(20)	$139,400	—		$—
	8,000	(10)			$18.02	5/11/2021	—		$—	—		$—
	12,500	(11)	12,500	(11)	$6.71	5/14/2024	—		$—	—		$—
	12,500	(12)	37,500	(12)	$5.63	5/13/2025	—		$—	—		$—
Bing-Fai Wong	3,250	(7)	—		$15.78	5/14/2018	6,458	(17)	$45,016	900	(23)	$6,273
	40,000	(8)	—		$7.26	5/13/2019	2,152	(18)	$15,003	—		$—
	11,000	(9)	—		$13.84	5/12/2020	15,000	(19)	$104,550	—		$—
	12,000	(10)	—		$18.02	5/11/2021	2,000	(21)	$125,460	—		$—
	12,500	(11)	12,500	(11)	$6.71	5/14/2024	18,000	(20)	$13,940	—		$—
	10,000	(12)	30,000	(12)	$5.63	5/13/2025	—		$—	—		$—

(1)
The reported exercise prices reflect an adjustment to outstanding option and SAR grants as provided for under the Company's 2004 Stock Incentive Plan resulting from the Company's issuance of a special one-time dividend of $2.00 per share, paid on December 27, 2012 to shareholders of record as of the close of business on December 13, 2012.  As approved by the Compensation Committee of the Board of Directors of the Company, the option exercise prices of all outstanding awards were adjusted downward on January 30, 2013 to preserve their value. For options with an exercise price of $11.70 or less, the exercise price was reduced by $0.88. For options with an exercise price greater than $11.70, the exercise price was reduced by $0.80.

(2)
Based on closing stock price on the trading day closest to April 1, 2017 of $6.97. Our performance shares are market based and are described in more detail in “Compensation Discussion & Analysis-Executive Compensation-Long-Term Incentive Compensation”.

(3)
Stock-settled stock appreciation right granted on February 23, 2014 and becomes exercisable for one third of the shares on each of the first three anniversaries of the grant date, subject to employment criteria.

(4)
Stock-settled stock appreciation right granted on November 18, 2014 and becomes exercisable for one-third of the shares annually on the 18th of May starting in 2015 through 2017, subject to employment criteria.

(5)
Stock-settled stock appreciation right granted on May 14, 2015 and becomes exercisable for one-half of the shares annually on the 14th of May starting in 2016 through 2017, subject to employment criteria.

(6)	Option granted on January 7, 2008 and became exercisable for 25% of the shares on each of the first four anniversaries of the grant date.

(7)	Option granted on May 15, 2008 and became exercisable for 25% of the shares on each of the first four anniversaries of the grant date.

(8)	SARs granted on May 14, 2009 and became exercisable for 25% of the shares on each of the first four anniversaries of the grant date, subject to employment criteria.

(9)	SARs granted on May 13, 2010 and became exercisable for 25% of the shares on each of the first four anniversaries of the grant date, subject to employment criteria.

(10)	SARs granted on May 12, 2011 and became exercisable for 25% of the shares on each of the first four anniversaries of the grant date, subject to employment criteria.

(11)	SARs granted on May 15, 2014 and becomes exercisable for 25% of the shares on each of the first four anniversaries of the grant date, subject to employment criteria.

(12)	SARs granted on May 14, 2015 and becomes exercisable for 25% of the shares on each of the first four anniversaries of the grant date, subject to employment criteria.

(13)	Option granted on July 25, 2007 and became exercisable for 25% of the shares on each of the first four anniversaries of the grant date.

(14)	RSUs granted on October 03, 2016 and vest 25% on each of the first four anniversaries of the date of grant, subject to employment criteria.

(15)	RSUs granted on May 14, 2015 and vest 50% on each of the first and second anniversaries of the date of grant, subject to employment criteria.

(16)	RSUs granted on May 12, 2016 and vest 100% on the first anniversary of the date of grant, subject to employment criteria.

(17)
RSUs granted on May 15, 2014 and vest 25% on each of the first four anniversaries of the grant date, subject to employment criteria. The number of unvested shares includes dividend equivalent RSUs issued on the Company’s dividend payment dates pursuant to the terms of the Company’s RSUs.

(18)
RSUs granted on May 15, 2014 and vest 33.3% on each of the first three anniversaries of the grant date, subject to employment criteria. The number of unvested shares includes dividend equivalent RSUs issued on the Company’s dividend payment dates pursuant to the terms of the Company’s RSUs.

(19)	RSUs granted on May 14, 2015 and vest 25% annually on each of the first four anniversaries of the date of grant, subject to employment criteria.

(20)	RSUs granted on May 12, 2016 and vest 25% annually on each of the first four anniversaries of the date of grant, subject to employment criteria.

(21)	RSUs granted on February 17, 2016 and vest 50% on the first anniversary of the date of grant, subject to employment criteria.

(22)
Market-based PRSUs granted on October 3rd, 2016, which are earned annually on the first three anniversaries of the date of grant with vesting occurring on the third anniversary of the date of grant, subject to employment criteria. PRSUs are shown at a minimum attainable threshold, which is 5% of the total grant.

(23)
Market-based PRSUs granted on May 17th, 2016, which are earned annually on the first three anniversaries of the date of grant with vesting occurring on the third anniversary of the date of grant, subject to employment criteria. PRSUs are shown at a minimum attainable threshold, which is 5% of the total grant.

(24) Robert DeBakker ceased to be an employee of the Company as of June 10, 2017. In accordance with the option agreement he has three months from the date of termination to exercise the vested options, after which point the vested options will be forfeited. All unvested options were forfeited at June 10, 2017.

OPTION EXERCISES AND STOCK VESTED IN FISCAL YEAR 2017
The following table sets forth information with respect to stock awards that vested during 2017. No stock options were exercised in fiscal 2017 by the named executive officers.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)		Value Realized ($) (1)
Michael Burger	—		$—
Edward C. Grady	85,000	(2)	$595,850
Paul Oldham	49,164		$346,127
Robert DeBakker	32,616		$229,247
Bing-Fai Wong	26,767		$188,759

(1)
The value realized on vesting was calculated by multiplying the number of shares acquired upon the vesting of stock awards by the closing price of the Company’s common stock per share on the vesting date.

(2)	Mr. Grady elected to defer all of his vested shares pursuant to our deferred compensation plan.
FISCAL YEAR 2017 NON-QUALIFIED DEFERRED COMPENSATION

Name	Executive Contributions in Fiscal Year 2017	Registrant Contributions in Fiscal Year 2017	Aggregate Earnings in Fiscal Year 2017	Aggregate Withdrawals/ Distributions	Aggregate Balance at 3/31/17
	($)	($)	($)	($)	($)
Michael Burger	—	—	—	—	—
Edward C. Grady	$1,074,535	—	$19,523	—	$2,015,132	(1)
Paul Oldham	—	—	—	—	—
Robert DeBakker	—	—	—	—	—
Bing-Fai Wong	$25,328	—	$60,866	—	$570,164	(1)
(1) Aggregate balance includes amounts reported as part of non-equity incentive plan compensation in the Summary Compensation Table for previous fiscal years.
Under the Company’s nonqualified deferred compensation plan, executives can generally elect to defer receipt of up to 50% of their salary and 100% of their bonuses. Officers and other eligible employees may also defer payment of RSUs granted to them by the Company. Cash amounts credited to the deferred compensation plan will earn a rate of return based on investment funds selected by the participants from a prescribed menu of investment options. Generally, deferred amounts will be paid in a lump sum upon termination, except in the case of retirement, in which case the deferred amounts will be paid in a lump sum or in annual installments for up to ten years, as elected by the executive. Payment will be in shares of Company common stock under the same terms as cash amounts. The Company has set aside amounts in a grantor trust to cover the Company’s obligation to pay deferred compensation.
EQUITY COMPENSATION PLAN INFORMATION
Set forth in the table below is certain information regarding the number of shares of common stock that was subject to outstanding stock options (which includes stock appreciation rights) or other compensation plan grants and awards at April 1, 2017.

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights		Weighted-average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (excluding securities reflected in column (a))
	(a)		(b)	(c)
Equity compensation plans approved by security holders	4,193,485	(1)(2)	$7.76	3,151,849 (3)
Equity compensation plans not approved by security holders	156,575	(4)	$11.99	—
Total	4,350,060		$7.91	3,151,849

(1)	Consists of RSU grants, options and stock appreciation rights outstanding under the 2004 Stock Incentive Plan.

(2)	Includes 2,328,057 RSUs which will vest only if specific performance or service measures are met.

(3)	Includes 285,414 shares available for issuance under the 1990 Employee Stock Purchase Plan.

(4)
Consists of stock options awarded as inducement grants to Paul Oldham at the time of his hire in 2008 and options outstanding under the 2000 Stock Option Plan. Additionally, includes October 3, 2017 RSU grants made to Michael Burger apart from the 2004 Stock Incentive Plan, which vest over four years.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
Severance and Change in Control Compensation
The Company has entered into agreements and maintains plans that will require the Company to provide compensation to certain named executive officers of the Company in the event of a termination of employment under various circumstances.
The Company entered into an employment agreement containing change in control and severance provisions with Michael D. Burger at the time of his employment as Chief Executive Officer of the Company effective October 3, 2016. Under the terms of that agreement, Mr. Burger is entitled to certain benefits if he is terminated by the Company without cause or if he terminates employment for good reason (a "qualifying termination"). "Cause" generally includes willful and continued failure to perform duties, willful engagement in criminal conduct that is materially injurious to the Company, the conviction of guilty or entering of a no contest plea to a felony that is materially injurious to the Company, commission of an act or failure to act which constitutes gross negligence or misconduct, or a material breach of any material obligation under the employment agreement or any other agreement with the Company. "Good reason" generally includes a diminution of position or responsibilities, failure to nominate Mr. Burger to the Board of Directors, a reduction in base salary, other than as part of any general salary reduction implemented for all of the Company's management, failure to provide a benefit required by his employment agreement or a requirement to be based by more than 50 miles from the principal office in Portland, Oregon at which he was originally employed. The amounts Mr. Burger is entitled to vary depending on whether or not the qualifying termination is within 12 months after a change in control.
At April 1, 2017, the Company was also party to change in control severance agreements with Edward C. Grady, Robert DeBakker, Paul Oldham and Bing-Fai Wong. Generally, under the terms of these agreements, the officer is entitled to change in control benefits if he is terminated by the Company other than for cause, disability or retirement or if he terminates employment for good reason. “Cause” generally includes willful and continued failure to perform duties, the conviction of guilty or entering of a no contest plea to a felony that is materially injurious to the Company and the commission of an act that constitutes gross negligence or gross misconduct. “Good reason” generally includes a diminution of position or responsibilities, a reduction in base salary, bonus or incentive opportunity and a requirement to be based more than 50 miles from the principal office at which the executive was based immediately prior to the change in control. Because their employment has since terminated, Messrs. Grady and DeBakker did not receive any of the benefits described or presented in the table below.
Under these agreements, a “change in control” includes the following:

•
Any merger or other reorganization of the Company where the holders of the outstanding voting securities immediately prior to the merger or reorganization do not continue to hold at least 50% of voting securities after the merger or reorganization;

•	The sale of substantially all of the assets or the liquidation or dissolution of the Company;

•
The nomination and election in a two-year period of a majority of directors by persons other than the incumbent directors, unless each new director elected during the two-year period was nominated or elected by two-thirds of the incumbent directors then in office and voting; and

•	The acquisition by any person of 50% or more of the Company’s outstanding voting securities.

None of the agreements with our executive officers provide for 280G gross-ups in the event of a change in control payment that triggers an excise tax.
The table below sets forth the estimated benefits payable to each named executive officer under the following scenarios: (i) change in control of the Company on April 1, 2017, with (a) no termination of employment and (b) original awards or replacement awards continuing to vest per the original terms; (ii) change in control of the Company on April 1, 2017, and the named executive officer’s employment is involuntarily terminated by the Company without cause or terminated by the named executive officer for good reason on April 1, 2017; and (iii) no change in control of the Company, and the named executive officer’s employment is involuntarily terminated by the Company without cause or terminated by the named executive officer for good reason on April 1, 2017.

	Compensation				Benefits and Perquisites	Total
Name	Base Salary	Cash Bonus Plan	Stock Options Unvested/ Accelerated (1)	Restricted Stock Units Unvested/ Accelerated	Post-termination Health Benefits
1. Change in control – no employment termination and replacement award issued or original award continues vesting
Michael Burger (3)	$—	$575,000	$—	$—	$—	$575,000
Edward C. Grady (2)	$—	$590,000	$—	$—	$—	$590,000
Paul Oldham (4)	$—	$249,900	$—	$—	$—	$249,900
Robert DeBakker (2)	$—	$177,000	$—	$—	$—	$177,000
Bing-Fai Wong (4)	$—	$168,000	$—	$—	$—	$168,000
2. Change in control – involuntary termination without cause or termination with good reason
Michael Burger (3)	$1,150,000	$575,000	$—	$3,331,730	$22,243	$5,078,973
Edward C. Grady (2)	$1,180,000	$590,000	$15,410	$1,672,800	$7,891	$3,466,101
Paul Oldham (4)	$714,000	$499,800	$90,270	$815,493	$44,486	$2,164,049
Robert DeBakker (2)	$590,000	$354,000	$53,500	$469,506	$44,486	$1,511,492
Bing-Fai Wong (4)	$280,000	$168,000	$43,450	$429,429	$22,243	$943,122
3. No change in control – involuntary termination without cause or termination with good reason
Michael Burger (3)	$862,500	$—	$—	$—	$—	$862,500
Edward C. Grady (2)	$—	$—	$—	$—	$—	$—
Paul Oldham (4)	$—	$—	$—	$—	$—	$—
Robert DeBakker (2)	$—	$—	$—	$—	$—	$—
Bing-Fai Wong (4)	$—	$—	$—	$—	$—	$—

(1)	This column shows the value of accelerated stock options, which includes stock appreciation rights.

(2)	Because their employment has since terminated, Messrs. Grady and DeBakker did not and will not receive any of the benefits presented in the table above.

(3)	Michael Burger

a.
Base Salary: Upon involuntary termination without cause or termination for good reason by the executive within 12 months of a change in control, payment of two times the annual base salary at the rate in effect immediately prior to the termination. Upon involuntary termination without cause or termination for good reason by the executive regardless of whether a change in control has occurred, a lump sum payment equal to 1.5 times the annual salary then in effect is due and payable within 15 days following the end of a 30 day release execution period.

b.
Cash Bonus: Upon a change in control while executive is employed, lump sum payment of one times the greater of the target bonus or the performance against bonus criteria is due within 30 days of a change in control. Upon involuntary termination without cause or termination for good reason by the executive within 12 months of a change in control, payment of the annual target cash bonus is due and payable within 15 days following the end of a 30 day release execution period from the date of termination. Amounts in the table are based on target amounts.

c.	Equity-based Awards: Amounts in the table are based on the closing stock price on April 1, 2017 of $6.97 and the number of stock options or restricted stock units for which vesting is accelerated.

i.	Stock Options (includes stock appreciation rights)

1.	Upon a change in control with no termination, all options will continue to vest per the original terms unless the Board of Directors elects to accelerate vesting.

2.	Upon involuntary termination without cause or termination by the executive for good reason within 12 months following a change in control, all options will immediately vest.

3.
Upon involuntary termination without cause or termination by the executive for good reason, if no change in control has occurred, the option may be exercised only to the extent that it is vested at termination.

ii.	Restricted Stock Unit Awards

1.	Upon a change in control with no termination, all awards will continue to vest per the original terms unless the Board of Directors elects to accelerate vesting.

2.
Upon involuntary termination without cause or termination by the executive for good reason within 12 months following a change in control, all awards will immediately vest. Performance-based restricted stock units will be immediately adjusted based upon deemed attainment of target performance or actual performance, if greater, and will immediately vest. Deemed attainment of 100% was used for calculations in this table.

3.
Upon involuntary termination without cause or termination by the executive for good reason, if no change in control has occurred, awards will be cancelled to the extent they are unvested at termination. Upon retirement in accordance with the Company’s retirement policy and if no change in control has occurred, all awards will immediately vest by a pro rata percentage. Retirement provisions are not used for calculation in this table.

d.
Other Benefits: Upon involuntary termination without cause or termination for good reason by the executive within 12 months of a change in control, up to 12 months of COBRA premiums for health and dental insurance for himself and his covered dependents will be reimbursed to the executive.

e.
Double trigger: All change in control agreements contain a "double trigger" provision that provides payments and benefits only in the event that: (i) ESI is involved in a change in control transaction; and (ii) the executive officer's employment is terminated (or constructively terminated) in connection with the change in control.

(4)	Named Executive Officers with Change in Control Agreements

a.
Base Salary: Upon involuntary termination without cause or termination for good reason by the executive within 24 months of a change in control payment of two times the annual base salary at the rate in effect immediately prior to the termination (one times in the case of Mr. Wong) with one-half payable in six monthly installments and the balance paid in a lump sum six months after the date of termination.

b.
Cash Bonus: Upon a change in control while executive is employed, lump sum payment of one times the greater of the target bonus or the performance against bonus criteria is due within 30 days of a change in control. Upon involuntary termination without cause or termination for good reason by the executive within 24 months of a change in control, payment of two times (one times in the case of Mr. Wong) the annual target cash bonus is due 6 months after termination. Amounts in the table are based on target amounts.

c.	Equity-based Awards: Amounts in the table are based on the closing stock price on April 1, 2017 of $6.97 and the number of stock options or restricted stock units for which vesting is accelerated.

i.	Stock Options (includes stock appreciation rights)

1.	Upon a change in control with no termination, all options will continue to vest per the original terms unless the Board of Directors elects to accelerate vesting.

2.	Upon involuntary termination without cause or termination by the executive for good reason within 24 months following a change in control, all options will immediately vest.

3.
Upon involuntary termination without cause or termination by the executive for good reason, if no change in control has occurred, the option may be exercised only to the extent that it is vested at termination.

ii.	Restricted Stock Unit Awards

1.	Upon a change in control with no termination, all awards will continue to vest per the original terms unless the Board of Directors elects to accelerate vesting.

2.
Upon involuntary termination without cause or termination by the executive for good reason within 24 months following a change in control, all awards will immediately vest. Performance-based restricted stock units will be immediately adjusted based upon deemed attainment of target performance or actual performance, if greater, and will immediately vest. Deemed attainment of 100% was used for calculations in this table.

3.
Upon involuntary termination without cause or termination by the executive for good reason, if no change in control has occurred, awards will be cancelled to the extent they are unvested at termination. Upon retirement in accordance with the Company’s retirement policy and if no change in control has occurred, all awards will immediately vest by a pro rata percentage. Retirement provisions are not used for calculation in this table.

d.
Other Benefits: Upon involuntary termination without cause or termination for good reason by the executive within 24 months of a change in control 24 months of of COBRA premiums for health and dental insurance for the executive and his covered dependents will be reimbursed to the executive (12 months in the case of Mr. Wong).

e.
Double trigger: All change in control agreements contain a "double trigger" provision that provides payments and benefits only in the event that: (i) ESI is involved in a change in control transaction; and (ii) the executive officer's employment is terminated (or constructively terminated) in connection with the change in control.

Other Benefits Triggered upon Termination due to Death or Disability
At fiscal year-end 2017, the named executive officers held outstanding options (including stock appreciation rights) and unvested restricted stock units as set forth in the "Outstanding Equity Awards at End of Fiscal Year 2017". The stock option and stock appreciation rights agreements governing all options and stock appreciation rights provide that if an optionee’s employment terminates because of death or total disability, the option may be exercised at any time before the expiration date of the award or the date 12 months after the date of termination, whichever is the shorter period, but only if and to the extent the optionee was entitled to exercise the option at the date of termination. Restricted stock unit agreements provide for prorated acceleration of the award if the executive ceases to be an employee by reason of death or total disability.
The following table shows the values of the restricted stock units, stock options and stock appreciation rights that would have accelerated vesting if the named executive officer’s employment had terminated as of April 1, 2017 due to death or disability.

Named Executive Officer	Death or Disability (1)
Michael Burger	$481,960
Edward Grady	$1,481,650
Paul Oldham	$274,633
Robert DeBakker	$158,108
Bing-Fai Wong	$128,704
 (1) Amounts in this column represent the number of restricted stock unit shares with accelerated vesting, multiplied by the closing market price of the Company’s common stock on April 1, 2017 of $6.97 and accelerated vesting of options with intrinsic value calculated as the difference between option value and April 1, 2017 closing market price of $6.97 per share.
The Company and Mr. DeBakker entered into a separation agreement effective as of February 9, 2017, under which he remained an employee of the Company until June 10, 2017. Pursuant to this separation agreement Mr. DeBakker received a separation payment of $119,135.

REPORT OF THE AUDIT COMMITTEE
The Audit Committee assists the Board of Directors in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing, internal control and financial reporting practices of the Company. A current copy of the Audit Committee Charter is available on the Company’s website at http://investors.esi.com/governance.cfm.
The Audit Committee oversees the Company’s accounting and financial reporting processes on behalf of the Board of Directors and oversees the audits of the Company’s consolidated financial statements and internal control over financial reporting. Management has the primary responsibility for the financial statements and the reporting processes including the system of internal controls.
The Audit Committee has the sole authority to engage and dismiss the Company’s independent auditing firm. The Audit Committee reviews each of the Company’s quarterly and annual reports, including Management’s Discussion and Analysis of Financial Condition and Results of Operations. As part of this review, the Audit Committee discusses the reports with the Company’s management and considers the audit reports prepared by the independent registered public accounting firm about the Company’s annual report, as well as related matters such as the quality of the Company’s application of accounting principles, alternative methods of accounting under Generally Accepted Accounting Principles and the preferences of the independent registered public accounting firm in this regard, the Company’s critical accounting policies and the clarity and completeness of the Company’s financial and other disclosures.
The Audit Committee discussed with the Company’s independent auditors the overall scope and plans for their audit. The Audit Committee meets with the independent auditors, with and without management present, to discuss the results of their examination, their evaluation of the Company’s internal and disclosure controls and the overall quality of the Company’s financial reporting.
In connection with the Company’s audit of the consolidated financial statements and internal control over financial reporting for the fiscal year ended April 1, 2017, the Audit Committee (1) reviewed and discussed the audited financial statements with management; (2) discussed with the independent auditors the matters required to be discussed under the standards of the Public Company Accounting Oversight Board (PCAOB) (Communication with Audit Committees); and (3) received the written disclosures and the letter from the independent auditors required by applicable requirements of the PCAOB regarding the independent auditors' communications with the Audit Committee concerning independence and discussed with the independent auditors the independent auditors’ independence.
Based upon these reviews and discussions, the Audit Committee has recommended to the Board of Directors, and the Board of Directors has approved, that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended April 1, 2017 for filing with the Securities and Exchange Commission.
By the Audit Committee:
Raymond A. Link, Chairman
Frederick A. Ball
Laurence E. Cramer

PROPOSAL 2: ADVISORY VOTE ON EXECUTIVE COMPENSATION
In accordance with Section 14A of the Securities Exchange Act of 1934 (the “Exchange Act”) the Company is asking our shareholders to approve, on a nonbinding, advisory basis, the compensation of our named executive officers as disclosed in this proxy statement (commonly known as a “say-on-pay” proposal). This vote is not intended to address any specific element of compensation, but rather the overall compensation of our named executive officers. This shareholder vote on executive compensation is advisory only, and is not binding on the Company, our Board of Directors or the Compensation Committee.
As discussed in more detail in the “Compensation Discussion and Analysis” above, our executive compensation program is designed to attract, motivate and retain talented executive officers; to motivate progress toward achieving pre-established corporate financial objectives and individual operational objectives, while balancing rewards for short-term and long-term performance; and to align the interests of our executive officers with those of shareholders. Executive compensation for all executive officers is benchmarked against similarly-situated executive officers at peer group companies, and reviewed annually. We believe that the 2017 fiscal year compensation of our named executive officers was appropriate and aligned with the Company’s 2017 fiscal year results.
Accordingly, we are asking our shareholders to approve the following resolution:

“RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2017 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2017 Summary Compensation Table and the other related tables and disclosures.”

Advisory Vote
The Board will carefully consider the outcome of the vote when making future decisions regarding the compensation of our names executive officers. However, because this vote is advisory and not binding, the Board may decide that it is in the best interests of the Company and its shareholders to establish compensation levels different than the outcome indicated by our shareholders.
Abstentions and “broker non-votes” will not be counted as votes cast and therefore will not affect the determination as to whether this proposal is approved.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT.
PROPOSAL 3: ADVISORY VOTE ON FREQUENCY OF ADVISORY VOTE ON EXECUTIVE COMPENSATION
As described in Proposal No. 2 above, the Company’s shareholders are being provided the opportunity to cast an advisory vote on our executive compensation program. The advisory vote on executive compensation described in Proposal No. 2 above is referred to as a “say-on-pay vote.”
Our shareholders are also being provided the opportunity to vote, on an advisory or non-binding basis, on how frequently they would like to cast an advisory say-on-pay vote. By voting on this proposal, shareholders may indicate whether they would prefer to cast an advisory say-on-pay vote once every one, two or three years.
After careful consideration of the alternatives, the Board believes that say-on-pay votes should be conducted every year so that shareholders may annually express their views on the Company’s executive compensation policies and programs.

Advisory Vote
The frequency that receives a majority of votes cast in favor will be considered approved. The Board will carefully consider the outcome of the vote when making future decisions regarding the frequency of advisory votes on executive compensation. However, because this vote is advisory and not binding, the Board may decide that it is in the best interests of the Company and its shareholders to hold an advisory vote more or less frequently than the alternative that has been selected by our shareholders.
Abstentions and “broker non-votes” will not be counted as votes cast and therefore will not affect the determination as to whether this proposal is approved.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR "ONE YEAR" ON PROPOSAL NO. 3 (AS OPPOSED TO EVERY TWO YEARS OR EVERY THREE YEARS).
PROPOSAL 4: RATIFICATION OF INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM
Deloitte & Touche LLP audited the Company’s financial statements for the fiscal year ended April 1, 2017 and has been appointed to audit the Company’s financial statements for the fiscal year ending March 31, 2018. While not required, the Board of Directors is submitting this appointment for ratification by the shareholders. Representatives of Deloitte & Touche LLP are expected to attend the meeting, where they are expected to be available to respond to appropriate questions and, if they desire, to make a statement.
If the appointment is not ratified, the Audit Committee will consider whether it should select another independent registered public accounting firm to audit the Company’s financial statements.

Principal Accounting Fees and Services
The following table shows the fees billed or accrued to the Company for the audit and other services provided by Deloitte & Touche LLP, the Company’s principal accounting firm in 2017 and 2016, respectively.

	2017	2016
Audit Fees (1)	$964,425	$722,597
Tax Fees (2)	—	21,953
Totals	$964,425	$744,550

(1)
Audit Fees represent fees for professional services performed in connection with the audit of the Company’s financial statements, including reviews of interim financial statements included in Form 10-Q and registration statements, and the audit of the Company’s internal control over financial reporting.

(2)	Tax Fees represent fees billed for tax compliance, tax advice and tax planning.
Pre-Approval Policy
All services to be provided by Deloitte & Touche LLP are required to be approved by the Audit Committee in advance. The audit services are approved annually. These services include, but are not limited to, the annual financial statement audit, the annual audit of internal control over financial reporting, reviews of consolidated quarterly condensed financial statements as reported on Form 10-Q and review of registration statements filed by the Company. With respect to services other than audit services, at least annually, the independent auditor submits to the Audit Committee for its approval the anticipated engagements for the ensuing year, either at the time the Audit Committee reviews and approves the annual audit engagement, or at a time specifically scheduled for reviewing such other services. Quarterly, and in conjunction with the Audit Committee’s regularly scheduled meetings, the independent auditor presents to the Audit Committee for pre-approval any proposed engagements not previously reviewed and approved. In the event that an audit or non-audit service requires approval before the next regularly scheduled meeting of the Audit Committee, the auditor must contact the Chairman of the Audit Committee to obtain such approval. The approval must be reported to the Audit Committee at its next regularly scheduled meeting.
Vote Required
This proposal will be approved if a majority of the votes cast at the 2017 Annual Meeting are voted “FOR” this proposal. Abstentions and “broker non-votes” will not be counted as votes cast and therefore will not affect the determination as to whether this proposal is approved.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE RATIFICATION OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

PROPOSAL 5: AMENDMENT TO INCREASE THE NUMBER OF SHARES
RESERVED FOR ISSUANCE UNDER THE 1990 EMPLOYEE STOCK PURCHASE PLAN
The Company is asking the shareholders to approve an amendment to the 1990 Employee Stock Purchase Plan (the “ESPP”) to reserve an additional 1,000,000 shares for issuance under the ESPP. The ESPP is intended to qualify as an “employee stock purchase plan” within the meaning of Section 423 of the Internal Revenue Code of 1986, as amended (the “Code”). The ESPP provides a convenient and practical means by which employees may purchase the Company’s shares through payroll deductions within limits set by the Code and the terms of the ESPP. The Board of Directors believes that the ESPP promotes the interests of the Company and its shareholders by encouraging employees to become shareholders, and therefore promotes the Company’s growth and success. The Board also believes that the opportunity to acquire a proprietary interest in the success of the Company through the acquisition of shares pursuant to the ESPP is an important aspect of the Company’s ability to attract and retain highly qualified and motivated employees.
As of June 1, 2017, out of a total of 4,400,000 shares of the Company’s Common Stock reserved for issuance under the ESPP, 4,197,459 shares had been issued, leaving 202,541 shares available for issuance. The Board of Directors believes additional shares will be needed under the ESPP to provide appropriate incentives to employees. Accordingly, the Board of Directors approved an amendment to the ESPP, subject to shareholder approval, to reserve an additional 1,000,000 shares for issuance under the ESPP, thereby increasing the total number of shares of the Company’s Common Stock reserved for issuance under the ESPP from 4,400,000 to 5,400,000. If the proposed amendment is approved, we expect that the share reserve increase will allow us to continue to provide employees with the opportunity to purchase shares under the ESPP at levels we deem appropriate for approximately the next three years.
The material terms of the ESPP are described below. A complete copy of the ESPP, marked to show the proposed amendment to reserve additional shares and other amendments since the ESPP was last approved by shareholders is attached to this Proxy Statement as Appendix A.
Description of 1990 Employee Stock Purchase Plan
The ESPP is administered by the Board of Directors, which has the power to make and interpret all rules and regulations it deems necessary to administer the ESPP. The Board of Directors has delegated to the Compensation Committee of the Board the authority for general administration of the ESPP.
All full-time employees of the Company and all full-time employees of each of the Company’s subsidiary corporations which are designated by the Board of Directors or the Compensation Committee as corporate participants in the ESPP are eligible to participate in the ESPP. “Full time employee” excludes any employee whose customary employment is 20 hours or less per week or whose customary employment is for not more than five months per calendar year. As of June 3, 2017, 296 employees were eligible to participate in the ESPP. Approximately 210 or 70% of our eligible employees regularly participated in the ESPP during fiscal 2017.
The ESPP is implemented by a series of overlapping 24-month offerings (the “Offerings”), with a new Offering commencing on February 15, May 15, August 15 and November 15 of each year. Accordingly, up to eight separate Offerings may be in process at any time, but an employee may only participate in one Offering at a time. The first day of each Offering is the “Offering Date” for that Offering and each Offering ends on the second anniversary of its Offering Date. Each Offering is divided into eight three-month purchase periods (the “Purchase Periods”), one of which ends on each February 14, May 14, August 14 and November 14 during the term of the Offering.
The last day of each Purchase Period is a “Purchase Date” for the applicable Offering. The purchase price per share is equal to 85% of the lower of (a) the fair market value of the Company’s Common Stock on the Offering Date or (b) the fair market value of the Company’s Common Stock on the Purchase Date. If the fair market value of the Company’s Common Stock on the first day of a new Offering is less than or equal to the fair market value of the Company’s Common Stock on the first day of any ongoing Offering, employees participating in the ongoing Offering will be automatically withdrawn from the ongoing Offering and enrolled in the new Offering. Participants may elect to contribute from 1% to 15% of compensation paid to the participant during each pay period in the Offering. Funds accumulated for a participant are used to purchase shares of Company Common Stock on the Purchase Date. The closing sale price of a share of the Company’s Common Stock on the NASDAQ Global Select Market (“NASDAQ”) on June 26, 2017 was $8.42 per share.
To provide greater flexibility in implementation, the ESPP has been amended to give the Board of Directors or the Compensation Committee, within the limits set forth in the ESPP and under the Code, the authority to establish, for future offering periods, different offering periods, purchase periods and purchase prices. The board is evaluating the offering period to better align with peer benchmarks.

The maximum number of shares that a participant may purchase on any given Purchase Date is 500 shares. In addition, no participant may obtain a right to purchase shares under the ESPP that permits the participant’s rights to purchase shares under the ESPP to accrue at a rate which exceeds $25,000 in fair market value of the Company’s Common Stock (determined as of the Offering Date) for each calendar year of the Offering.
No participant may obtain a right to purchase shares under the ESPP if, immediately after the right is granted, the participant owns or is deemed to own shares of the Company’s Common Stock possessing five percent or more of the combined voting power or value of all classes of stock of the Company or any subsidiary of the Company. Neither payroll deductions credited to a participant’s account nor any rights with regard to the purchase of shares under the ESPP may be assigned, transferred, pledged or otherwise disposed of in any way by the participant. Upon termination of a participant’s employment for any reason prior to the Purchase Date, the payroll deductions credited to the participant’s account will be returned to the participant.
Shares purchased under the ESPP are delivered to and held in the custody of a custodian (the “Custodian”), which is an investment or financial firm appointed by the Board of Directors or the Committee. By appropriate instructions to the Custodian, an employee may from time to time sell all or part of the shares held by the Custodian for the participant’s account in the public market at the market price at the time the order is executed. Also by appropriate instructions, the employee may transfer all or part of the shares held for that employee by the Custodian to the employee or to a regular individual brokerage account in the employee’s own name.
The ESPP will terminate when all of the shares reserved for purposes of the ESPP have been purchased, provided that the Board of Directors in its sole discretion may at any time terminate the ESPP completely.
The Board of Directors may at any time amend the ESPP in any and all respects provided that without shareholder approval the Board may not increase the number of shares reserved for the ESPP (except for adjustments in the event of stock dividends, reverse or forward stock splits, combinations of shares, recapitalizations or other changes in the outstanding stock) or decrease the purchase price of shares offered pursuant to the ESPP.
Tax Consequences
The ESPP is intended to qualify as an “employee stock purchase plan” within the meaning of the Code. Shareholder approval of the ESPP entitles employees to receive special tax treatment provided by the Code. Under the Code, employees will not recognize taxable income or gain with respect to shares purchased under the ESPP either at the Offering Date or the Purchase Date of an Offering. If an employee disposes of shares purchased under the ESPP more than two years after the Offering Date and more than one year after the Purchase Date, including by gift, or in the event of the employee’s death at any time after purchase, the employee or the employee’s estate generally will be required to recognize ordinary compensation income in the taxable year of disposition or death equal to the lesser of (a) the excess of the fair market value of the shares at the time of disposition or death over the applicable purchase price, or (b) 15 percent of the fair market value of the shares on the Offering Date. Any gain on the disposition in excess of the amount treated as ordinary compensation income, or any loss, generally will be capital gain or loss and will be long-term capital gain or loss if the employee is treated as having held the shares for more than one year after the purchase. In the case of such a disposition or death, the Company will not be allowed an income tax deduction for the ordinary compensation income recognized by the employee.
If an employee disposes of shares purchased under the ESPP within two years after the Offering Date or within one year after the Purchase Date (a “disqualifying disposition”), the employee generally will be required to recognize ordinary compensation income in the taxable year of disposition equal to the excess of the fair market value of the shares on the Purchase Date over the applicable purchase price. If the disposition is by sale, any difference between the fair market value of the shares on the Purchase Date and the disposition proceeds generally will be capital gain or loss, and will be long-term capital gain or loss if the employee is treated as having held the shares for more than one year. In the event of a disposition within two years after the Offering Date, subject to certain limitations such as the $1,000,000 annual cap on deductibility under Section 162(m) of the Code, the Company generally will be entitled to a deduction from income in the year of such disposition equal to the amount the employee is required to report as ordinary compensation income.

Plan Benefits
In total, in fiscal 2017 employees purchased 336,862 shares under the ESPP, providing $1.4 million in cashflows to the Company and a substantial ownership opportunity to employees
The following table indicates shares purchased under the ESPP during the last fiscal year by the named executive officers for fiscal 2017, by all executive officers as a group and by all employees (excluding executive officers) as a group:

	Shares Purchased in Fiscal 2017
Name	Dollar Value (1)	Number of Shares
Michael D. Burger(2)	$1,217	500
Edward C. Grady(2)	$3,966	2,000
Paul Oldham	$—	—
Robert DeBakker(3)	$—	—
Bing-Fai Wong(4)	$3,940	1,979
All current executive officers (5 persons)	$9,123	4,479
All employees, excluding executive officers	$652,128	332,383

1.	“Dollar Value” equals the difference between the price paid for shares purchased under the ESPP and the fair market value of the shares on the date the shares were purchased.

2.	Michael Burger succeeded Edward C. Grady as President and Chief Executive Officer beginning October 3, 2016.

3.	Robert DeBakker ceased to be an executive officer of the Company as of February, 2017.

4.	Bing-Fai Wong ceased to be an executive officer of the Company in May 2017.
Vote Required for Approval and Recommendation by the Board
THE BOARD OF DIRECTOR UNANIMOUSLY RECOMMENDS A VOTE FOR THE PROPOSAL TO APPROVE THE AMENDMENT TO INCREASE THE NUMBER OF SHARES RESERVED FOR ISSUANCE UNDER THE 1990 EMPLOYEE STOCK PURCHASE PLAN. FOR THIS PROPOSAL TO PASS AT THE ANNUAL MEETING, MORE SHARES MUST BE VOTED IN FAVOR OF THE PROPOSAL THAN AGAINST THE PROPOSAL. ABSTENTIONS AND BROKER NON-VOTES ARE COUNTED FOR PURPOSES OF DETERMINING WHETHER A QUORUM EXISTS AT THE ANNUAL MEETING BUT ARE NOT COUNTED AND HAVE NO EFFECT ON THE RESULTS OF THE VOTE ON THE PROPOSAL. IF NO INSTRUCTIONS ARE GIVEN, PROXIES WILL BE VOTED FOR APPROVAL OF THE ADOPTION OF THIS PROPOSAL.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
The Audit Committee Charter requires the Audit Committee to review any transaction with a related person or in which a related person has a direct or indirect interest and to determine whether to ratify or approve the transaction, with such ratification or approval to occur only if the Committee determines that the transaction is fair to the Company or otherwise in the interest of the Company.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s executive officers, directors and persons who own more than ten percent of the Common Stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission (SEC). Executive officers, directors and beneficial owners of more than ten percent of the Common Stock are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such forms received by the Company and on the written representations from certain reporting persons that they have complied with the relevant filing requirements, the Company believes that its executive officers and directors have complied with all applicable Section 16(a) filing requirements for transactions during the 2017 fiscal year, except for late Form 4 filings processed by the Company on the behalf of the following individuals; (1) off-cycle RSU releases in February 2017 for Messrs. DeBakker, Oldham and Wong and (2) initial CEO grants to Mr. Burger in October 2016 (3) initial filings for Mr. Harris and Mr. Williams in May 2017.
OTHER MATTERS
Directions to Annual Meeting
The 2017 Annual Meeting will be held at the Company’s offices at 13900 NW Science Park Drive, Portland, Oregon. From the Portland International Airport, follow signs towards Portland City Center/Downtown. Take the I-205 south ramp towards Portland/Salem (I-84). Take the I-84 west/US-30 west exit (exit number 21B) towards Portland. Take the I-5 south ramp towards Salem. Take the I-405 north ramp towards Beaverton (US-26)/City Center. Take the US-26 west/12th Ave. exit (exit number 1D) towards Beaverton. Merge onto US-26 west. Take the Murray Blvd exit (exit number 67). Turn right onto NW Murray Rd. Turn left onto NW Science Park Drive.
From I-5 south, take exit 292A to merge onto OR-217 north toward Tigard/Beaverton. Take the exit onto US-26 west toward Astoria/Tillamook. Merge onto US-26 west. Take the Murray Blvd exit (exit number 67). Turn right onto NW Murray Rd. Turn left onto NW Science Park Drive.
Shareholder Proposals in the Company’s Proxy Statement
Shareholders wishing to submit proposals for inclusion in the Company’s proxy statement for the 2018 Annual Meeting of Shareholders must submit the proposals for receipt by the Company not later than March 12, 2018.
Shareholder Proposals not in the Company’s Proxy Statement
Shareholders wishing to present proposals for action at the 2017 Annual Meeting or at another shareholders’ meeting must do so in accordance with the Company’s bylaws. A shareholder must give timely notice of the proposed business to the Company’s secretary. To be timely for the 2018 Annual Meeting of Shareholders, a shareholder’s notice must be in writing and delivered to the secretary no earlier than April 12, 2018 and no later than May 12, 2018. The Company expects the 2018 Annual Meeting of Shareholders to be held on August 9, 2018.
Shareholders who wish to submit a shareholder proposal should do so in writing addressed to the Secretary, Electro Scientific Industries, Inc., 13900 NW Science Park Drive, Portland, Oregon 97229-5497.
Shareholder Nominations for Directors
Shareholders may nominate directly candidates for election to the Board of Directors at an annual meeting in accordance with the Company’s bylaws by delivering timely notice in writing to the Company’s secretary, as described above.
Multiple Shareholders Sharing the Same Address
If you and other residents at your mailing address each own shares of Common Stock in street name, your broker or bank may have sent you a notice that your household will receive only one annual report and proxy statement. This practice, known as “householding,” reduces the Company’s printing and postage costs. If any shareholder residing at that address wishes to receive a separate annual report or proxy statement, write or telephone the Company as follows: Investor Relations, Electro Scientific Industries, Inc., 13900 NW Science Park Drive, Portland, Oregon 97229-5497, (503) 641-4141. Contact the Company in the same way if you and other residents at your mailing address are receiving multiple copies of the annual report and proxy statement and wish to receive a single copy in the future.
Form 10-K
We will provide, without charge upon the written request of any beneficial owner of shares of our common stock entitled to vote at the 2017 Annual Meeting, a copy of our Annual Report on Form 10-K as filed with the SEC for the fiscal year ended April 1, 2017. Written requests should be mailed to the Director, Investor Relations, Electro Scientific Industries, Inc., 13900 NW Science Park Drive, Portland, Oregon 97229-5497.
Transaction of Other Business
Although the Notice of Annual Meeting of Shareholders provides for the transaction of such other business as may properly come before the meeting, the Board of Directors has no knowledge of any matters to be presented at the meeting other than those referred to herein. The enclosed proxy, however, gives discretionary authority in the event that any other matters should be presented.
By Order of the Board of Directors
Paul Oldham
Vice President of Administration, Chief Financial Officer and Corporate Secretary

Portland, Oregon
July 10, 2017

ELECTRO SCIENTIFIC INDUSTRIES, Inc.
13900 N.W. SCIENCE PARK DRIVE
PORTLAND, OR 97229-5497

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. To elect the six directors named in the proxy statement for a term of one year.	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees

01 Frederick A. Ball 02 Michael D. Burger 03 Laurence E. Cramer 04 Raymond A. Link 05 John Medica
06 Richard H. Wills

The Board of Directors recommends you vote FOR the following proposal:

The Board of Directors recommends you vote 1 YEAR on the following proposal:

	1 year	2 years	3 years	Abstain
3. To recommend, by non-binding vote, the frequency of executive compensation votes.	☐	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 4 and 5.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000341334_1 R1.0.1.15

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report are available at www.proxyvote.com

ELECTRO SCIENTIFIC INDUSTRIES, INC.

Annual Meeting of Shareholders

August 10, 2017 2:30 PM

This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) Michael D. Burger and Paul Oldham, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of ELECTRO SCIENTIFIC INDUSTRIES, INC. that the shareholder(s) is/are entitled to vote at the Annual Meeting of shareholder(s) to be held at 2:30 PM PDT on August 10, 2017, at ESI's offices, 13900 NW Science Park Drive, Portland, Oregon, and any adjournment or postponement thereof, and, in their discretion, to vote such shares upon any other business that may properly come before the Annual Meeting.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. The proxies are authorized to vote in their discretion upon such other matters as may properly come before the Annual Meeting.

Continued and to be signed on reverse side

0000340959_2 R1.0.1.15

APPENDIX A

The Company is asking the shareholders to approve an amendment to the 1990 Employee Stock Purchase Plan (the “ESPP”) to reserve an additional 1,000,000 shares for issuance under the ESPP. Proposed new language is marked bold and is underlined, and proposed deletions to the Plan are marked as strikethrough.

ELECTRO SCIENTIFIC INDUSTRIES, INC.
1990 EMPLOYEE STOCK PURCHASE PLAN
As Amended
1.Purpose of the Plan. Electro Scientific Industries, Inc. (the “Company”) believes that ownership of shares of its Common Stock by employees of the Company and its Participating Subsidiaries (hereinafter defined) is desirable as an incentive to better performance and improvement of profits, and as a means by which employees may share in the rewards of growth and success. The purpose of the Company’s 1990 Employee Stock Purchase Plan (the “Plan”) is to provide a convenient means by which employees of the Company and Participating Subsidiaries may purchase the Company’s shares through payroll deductions and a method by which the Company may assist and encourage such employees to become share owners.

2.Shares Reserved for the Plan. There are 5,400,000 ~~4,400,000~~ shares of the Company’s authorized but unissued or reacquired Common Stock, no par value, reserved for purposes of the Plan. The number of shares reserved for the Plan and other share limits in the Plan are subject to adjustment in the event of any stock dividend, stock split, combination of shares, recapitalization or other change in the outstanding Common Stock of the Company. The determination of whether an adjustment shall be made and the manner of any such adjustment shall be made by the Board of Directors of the Company, which determination shall be conclusive.

3.Administration of the Plan. The Plan shall be administered by the Board of Directors. The Board of Directors may promulgate rules and regulations for the operation of the Plan, adopt forms for use in connection with the Plan, and decide any question of interpretation of the Plan or rights arising thereunder. The Board of Directors may consult with counsel for the Company on any matter arising under the Plan. All determinations and decisions of the Board of Directors shall be conclusive. Notwithstanding the foregoing, the Board of Directors, if it so desires, may delegate to the Compensation Committee of the Board the authority for general administration of the Plan.

4.Eligible Employees. Except as indicated below, all full-time employees of the Company and all full-time employees of each of the Company’s subsidiary corporations which is designated by the Board of Directors of the Company as a participant in the Plan (such participating subsidiary being hereinafter called a “Participating Subsidiary”) are eligible to participate in the Plan. Any employee who would, after a purchase of shares under the Plan, own or be deemed (under Section 424(d) of the Internal Revenue Code of 1986, as amended (the “Code”)) to own stock (including stock subject to any outstanding options held by the employee) possessing 5 percent or more of the total combined voting power or value of all classes of stock of the Company or any parent or subsidiary of the Company, shall be ineligible to participate in the Plan. A “full-time employee” is one who is in the active service of the Company or a Participating Subsidiary excluding, however, any employee whose customary employment is 20 hours or less per week or whose customary employment is for not more than five months per calendar year.

5.Offerings.

(a)Offerings and Purchase Periods. Beginning January 15, 2008, the Plan shall be implemented by a series of overlapping 24-month offerings (the “Offerings”), with a new Offering commencing on February 15, May 15, August 15 and November 15 of each year; provided, however, that in 2008 the first Offering will commence on January 15 rather than February 15. Accordingly, up to eight separate Offerings may be in process at any time, but an employee may only participate in one Offering at a time. The first day of each Offering is the “Offering Date” for that Offering and each Offering shall end on the day before the second anniversary of its Offering Date.

Each Offering shall be divided into eight three-month “Purchase Periods,” one of which shall end on each February 14, May 14, August 14 and November 14 during the term of the Offering. The last day of each Purchase Period is a “Purchase Date” for the applicable Offering. Notwithstanding the foregoing, (1) any Offering that began on or before October 15, 2007 shall be governed by the Plan as amended October 15, 2004 (including applicable Purchase Dates on January 14, April 14, July 14 and October 14), and (2) the Offering that begins on January 15, 2008 shall end on February 14, 2010 and the first Purchase Date relating to such Offering shall be on May 14, 2008.

Notwithstanding the foregoing, the Board of Directors or the Compensation Committee may establish for future Offerings (a) a different term for one or more Offerings, (b) different commencing and ending dates for such Offerings, (c) a different term for one or more Purchase Periods, and (d) different commencing and ending dates for any such Purchase Period; provided, however, that an Offering may not exceed 27 months and a Purchase Date shall in no event occur later than 27 months after the applicable Offering Date. The Offering may but need not be the same as the Purchase Period, as determined by the Board of Directors or the Compensation Committee.
(b)Grants; Limitations. On each Offering Date, each eligible employee shall be granted an option under the Plan to purchase shares of Common Stock on the Purchase Dates for the Offering for the price determined under paragraph 7 of the Plan exclusively through payroll deductions authorized under paragraph 6 of the Plan; provided, however, that (a) no option shall permit the purchase of more than 500 shares on any Purchase Date, and (b) no option may be granted under the Plan that would allow an employee’s right to purchase shares under all stock purchase plans of the Company and its parents and subsidiaries to which Section 423 of the Code applies to accrue at a rate that exceeds $25,000 of fair market value of shares (determined at the date of grant) for each calendar year in which such option is outstanding.

(c)Insufficient Shares. If there is an insufficient number of reserved shares of Common Stock to permit the full exercise of all existing rights to purchase shares, or if the legal obligations of the Company prohibit the issuance of all shares purchasable upon the full exercise of such rights, the plan administrator shall make a pro rata allocation of the shares remaining available in as nearly a uniform and equitable manner as possible, based pro rata on the aggregate amounts then credited to each participant’s account. In such event, payroll deductions to be made shall be reduced accordingly and the plan administrator shall give written notice of such reduction to each participant affected thereby. Any amount remaining in a participant’s account immediately after all available shares have been purchased will be promptly remitted to such participant. Determinations made by the plan administrator in this regard shall be final, binding and conclusive on all persons. No deductions shall be permitted under the Plan after the Company determines that no shares are available.

6.Participation in the Plan.

(a)Initiating Participation. An eligible employee may participate in an Offering under the Plan by filing with the Company no later than 4:00 p.m., Pacific time on the Offering Date for the Offering in which the employee desires to participate, forms furnished by the Company, a subscription and payroll deduction authorization. Once filed, a subscription and payroll deduction authorization shall remain in effect for Offerings unless amended or terminated. The payroll deduction authorization will authorize the employing corporation to make payroll deductions from each of the participant’s paychecks during an Offering other than a paycheck issued on the Offering Date. Payroll deductions from any paycheck may not be less than 1 percent or more than 15 percent of the gross amount of base pay plus commissions, if any, payable to the participant for the period covered by the paycheck. If payroll deductions are made by a Participating Subsidiary, that corporation will promptly remit the amount of the deductions to the Company.

(b)Amending or Terminating Participation. After a participant has begun participating in the Plan by initiating payroll deductions, the participant may not amend the payroll deduction authorization except that (a) a participant may amend payroll deductions once during each calendar quarter and (b) the participant may terminate participation in the Plan at any time prior to the tenth day before a Purchase Date by written notice to the Company. A permitted change in payroll deductions shall be effective for any pay period only if written notice is received by the Company at least three business days prior to the payroll effective date published by the Company for that pay period. Participation in the Plan shall also terminate when a participant ceases to be an eligible employee for any reason, including death or retirement. A participant may not reinstate participation in the Plan with respect to a particular Offering after once terminating participation in the Plan with respect to that Offering. Upon termination of a participant’s participation in the Plan, all amounts deducted from the participant’s pay and not previously used to purchase shares under the Plan shall be returned to the participant.

(c)Suspension of Payroll Deductions When Limitations on Participation Are Exceeded. As a result of the limitations described above under paragraph 5(b), the amount of a participant’s payroll deductions during any portion of an Offering may exceed the maximum amount that can be applied to purchase shares on the next Purchase Date of that Offering. If this occurs, then, as soon as practicable following the participant’s written request (or earlier in the Company’s discretion), payroll deductions from the participant shall be suspended and any such excess amounts shall be refunded to the participant. Such suspension shall not result either in termination of the participant’s participation in the Offering or ineligibility of the participant for enrollment in any new Offering. Payroll deductions at the rate set forth in the participant’s then effective payroll deduction authorization form shall automatically resume for any period under the Plan during which, after application of the limitations in paragraph 5(b), the participant is eligible to purchase any Common Stock under the Plan on the next Purchase Date unless the participant terminates participation in accordance with paragraph 6(b).

7.Option Price. The price at which shares shall be purchased on any Purchase Date in an Offering shall be the lower of (a) 85% of the fair market value of a share of Common Stock on the Offering Date of the Offering (or the preceding trading day if the Offering Date is not a trading day) or (b) 85% of the fair market value of a share of Common Stock on the Purchase Date (or the preceding trading day if the Purchase Date is not a trading day); provided, however, that the Board or the Compensation Committee for a future Offering may change the price at which shares shall be purchased on any Purchase Date to be anywhere from 85% to 100% of the fair market value of a share of Common Stock on the Offering Date or the Purchase Date, subject to compliance with Section 423 of the Code and Section 8. The fair market value of a share of Common Stock on any date shall be the closing price of the Common Stock on that trading day as reported by NASDAQ or, if the Common Stock is not reported on NASDAQ, such other reported value of the Common Stock as shall be specified by the Board of Directors.

8.Automatic Withdrawal and Re-enrollment. If the fair market value of a share of Common Stock on any new Offering Date is less than or equal to the fair market value of a share of Common Stock on the participant’s current Offering Date, every participant in that Offering shall automatically (a)be withdrawn from such Offering after the acquisition of the shares of Common Stock on such Purchase Date that precedes the new Offering Date and (b) be enrolled in the new Offering commencing on the day after such Purchase Date.

9.Purchase of Shares. All amounts withheld from the pay of a participant shall be credited to his or her account under the Plan by the Custodian appointed under paragraph 10. No interest will be paid on such accounts, unless otherwise determined by the Board of Directors. On each Purchase Date, the amount of the account of each participant will be applied to the purchase of whole shares by such participant from the Company at the price determined under paragraph 7. Any cash balance remaining in a participant’s account after a Purchase Date because it was less than the amount required to purchase a full share shall be retained in the participant’s account for the next Purchase Period. Any other amounts in a participant’s account after a Purchase Date as a result of the limitations in paragraph 5(b) will be repaid to the participant.

10.Delivery and Custody of Shares. Shares purchased by participants pursuant to the Plan will be delivered to and held in the custody of such investment or financial firm (the “Custodian”) as shall be appointed by the Board of Directors. The Custodian may hold in nominee or street name certificates for shares purchased pursuant to the Plan, and may commingle shares in its custody pursuant to the Plan in a single account without identification as to individual participants. By appropriate instructions to the Custodian on forms to be provided for that purpose, a participant may from time to time (a) transfer into the participant’s own name of all or part of the shares held by the Custodian for the participant’s account and delivery of such shares to the participant; (b) transfer of all or part of the shares held for the participant’s account by the Custodian to a regular individual brokerage account in the participant’s own name, either with the firm then acting as Custodian or with another firm, or (c) sell all or part of the shares held by the Custodian for the participant’s account at the market price at the time the order is executed and obtain remittance of the net proceeds of sale to the participant. Upon termination of participation in the Plan, the participant may elect to have the shares held by the Custodian for the account of the participant transferred and delivered in accordance with (a) above, transferred to a brokerage account in accordance with (b), or sold in accordance with (c).

11.Records and Statements. The Custodian will maintain the records of the Plan. As soon as practicable after each Purchase Date each participant will receive a statement showing the activity of his account since the preceding Purchase Date and the balance on the Purchase Date as to both cash and shares. Participants will be furnished such other reports and statements, and at such intervals, as the Board of Directors shall determine from time to time.

12.Expense of the Plan. The Company will pay all expenses incident to operation of the Plan, including costs of record keeping, accounting fees, legal fees, commissions and issue or transfer taxes on purchases pursuant to the Plan and on delivery of shares to a participant or into his or her brokerage account. The Company will not pay expenses, commissions or taxes incurred in connection with sales of shares by the Custodian at the request of a participant. Expenses to be paid by a participant will be deducted from the proceeds of sale prior to remittance.

13.Rights Not Transferable. The right to purchase shares under this Plan is not transferable by a participant, and such right is exercisable during the participant’s lifetime only by the participant. Upon the death of a participant, any shares held by the Custodian for the participant’s account shall be transferred to the persons entitled thereto under the laws of the state of domicile of the participant upon a proper showing of authority.

14.Dividends and Other Distributions. Cash dividends and other cash distributions, if any, on shares held by the Custodian will be paid currently to the participants entitled thereto unless the Company subsequently adopts a dividend reinvestment plan and the participant directs that his or her cash dividends be invested in accordance with such plan. Stock dividends and other distributions in shares of the Company on shares held by the Custodian shall be issued to the Custodian and held by it for the account of the respective participants entitled thereto.

15.Voting and Shareholder Communications. In connection with voting on any matter submitted to the shareholders of the Company, the Custodian will cause the shares held by the Custodian for each participant’s account to be voted in accordance with instructions from the participant or, if requested by a participant, will furnish to the participant a proxy authorizing the participant to vote the shares held by the Custodian for the participant’s account. Copies of all general communications to shareholders of the Company will be sent to participants participating in the Plan.

16.Tax Withholding. Each participant who has purchased shares under the Plan shall immediately upon notification of the amount due, if any, pay to the Company in cash amounts necessary to satisfy any applicable federal, state and local tax withholding determined by the Company to be required. If the Company determines that additional withholding is required beyond any amount deposited at the time of purchase, the participant shall pay such amount to the Company on demand. If the participant fails to pay the amount demanded, the Company may withhold that amount from other amounts payable by the Company to the participant, including salary, subject to applicable law.

17.Responsibility and Indemnity. Neither the Company, its Board of Directors, the Custodian, any Participating Subsidiary, nor any member, officer, agent, or employee of any of them, shall be liable to any participant under the Plan for any mistake of judgment or for any omission or wrongful act unless resulting from gross negligence, willful misconduct or intentional misfeasance. The Company will indemnify and save harmless its Board of Directors, the Custodian and any such member, officer, agent or employee against any claim, loss, liability or expense arising out of the Plan, except such as may result from the gross negligence, willful misconduct or intentional misfeasance of such entity or person.

18.Conditions and Approvals. The obligations of the Company under the Plan shall be subject to compliance with all applicable state and federal laws and regulations, compliance with the rules of any stock exchange on which the Company’s securities may be listed, and approval of such federal and state authorities or agencies as may have jurisdiction over the Plan or the Company. The Company will use its best effort to comply with such laws, regulations and rules and to obtain such approvals.

19.Amendment of the Plan. The Board of Directors of the Company may from time to time amend the Plan in any and all respects, except that without the approval of the shareholders of the Company, the Board of Directors may not increase the number of shares reserved for the Plan or decrease the purchase price of shares offered pursuant to the Plan.
Termination of the Plan. The Plan shall terminate when all of the shares reserved for purposes of the Plan have been purchased, provided that the Board of Directors in its sole discretion may (a) elect to continue the Plan in connection with the reservation of additional shares for purposes of the Plan or (b) at any time terminate the Plan without any obligation on account of such termination, except as hereinafter in this paragraph provided. Upon termination of the Plan, the cash and shares, if any, held in the account of each participant shall forthwith be distributed to the participant or to the participant’s order, provided that if prior to the termination of the Plan, the Board of Directors and shareholders of the Company shall have adopted and approved a substantially similar plan, the Board of Directors may in its discretion determine that the account of each participant under this Plan shall be carried forward and continued as the account of such participant under such other plan, subject to the right of any participant to request distribution of the cash and shares, if any, held for his account.

A-4